Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: WW INTERNATIONAL, INC., et al.,[1] Debtors.	Chapter 11 Case No. 25-10829 (CTG) Jointly Administered

FIRST AMENDED JOINT PREPACKAGED PLAN OF REORGANIZATION

OF WW INTERNATIONAL, INC. AND ITS DEBTOR AFFILIATES

Dated: May 30, 2025

SIMPSON THACHER & BARTLETT LLP

Elisha D. Graff (admitted pro hac vice)
Moshe A. Fink (admitted pro hac vice)

Rachael Foust (admitted pro hac vice)

Zachary J. Weiner (admitted pro hac vice)
425 Lexington Ave.
New York, New York 10017-3903
Telephone: (212) 455-2000
Facsimile: (212) 455-2502
egraff@stblaw.com

moshe.fink@stblaw.com

rachael.foust@stblaw.com

zachary.weiner@stblaw.com

Co-Counsel to the Debtors and Debtors in Possession

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Edmon L. Morton (Del. No. 3856)

Sean M. Beach (Del. No. 4070)

Shella Borovinskaya (Del. No. 6758)

Rodney Square

1000 North King Street

P.O. Box 1347

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

emorton@ycst.com

sbeach@ycst.com

sborovinskaya@ycst.com

1

The Debtors in these Chapter 11 Cases, along with the last four digits of their federal tax identification numbers, to the extent applicable, are WW International, Inc. (0273), WW North America Holdings, LLC (6141), WW Canada Holdco, Inc. (5680), WW.com, LLC (4196), W Holdco, Inc. (4087), WW Health Solutions, Inc. (3859), Weekend Health, Inc. (6812) and WW NewCo, Inc. (N/A). The Debtors’ headquarters is located at 675 Avenue of the Americas, 6th Floor, New York, NY 10010.

i

C.	Organizational Documents of the Reorganized Debtors	26
D.	Managers, Directors and Officers of Reorganized Debtors; Corporate Governance	26
E.	[Reserved]	27
F.	New Term Loan Documents	27
G.	[Reserved]	28
H.	New Common Equity; Listing	28
I.	Exemption from Registration Requirements	29
J.	Cancellation of Certain Existing Security Interests	30
K.	Management Incentive Plan	30
L.	Effectuating Documents; Further Transactions	30
M.	Vesting of Assets in the Reorganized Debtors	30
N.	Release of Liens, Claims and Existing Equity Interests	31
O.	Cancellation of Stock, Certificates, Instruments and Agreements	31
P.	Preservation and Maintenance of Debtors’ Causes of Action	32
Q.	Exemption from Certain Transfer Taxes	33
R.	Certain Tax Matters	33
S.	Distributions	34

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		34

A.	Debtors Assumption of Executory Contracts and Unexpired Leases	34
B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	35
C.	Assumption of Insurance Policies	36
D.	Indemnification	36
E.	Severance Agreements and Compensation and Benefit Programs; Employment Agreements	37
F.	Workers’ Compensation Benefits	37
G.	Reservation of Rights	37

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		37

A.	Distribution Record Date	37
B.	Dates of Distributions	38
C.	Distribution Agent	38
D.	Cash Distributions	38

E.	Rounding of Payments	38
F.	Allocation Between Principal and Interest	39
G.	Distribution Procedures	39
H.	[Reserved]	41
I.	[Reserved]	41
J.	Address for Delivery of Distributions	41
K.	Unclaimed Distributions	41
L.	Withholding Taxes	42
M.	No Postpetition Interest on Claims	42
N.	Setoffs	42
O.	Surrender of Cancelled Instruments or Securities	42

ARTICLE VIII. PROCEDURES FOR RESOLVING DISPUTED CLAIMS		43

A.	Disputed Claims Process	43
B.	Claims Administration Responsibilities	43
C.	Estimation of Claims	43
D.	Amendments to Claims; Adjustment to Claims on Claims Register	44
E.	No Distributions Pending Allowance	44
F.	Distributions After Allowance	44
G.	No Interest	45

ARTICLE IX. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		45

A.	Conditions to Effective Date	45
B.	Waiver of Conditions	47
C.	Substantial Consummation	47
D.	Effect of Non-Occurrence of Conditions to Consummation	47

ARTICLE X. RETENTION OF JURISDICTION		47

A.	Retention of Jurisdiction	47
B.	Failure of Bankruptcy Court to Exercise Jurisdiction	49

ARTICLE XI. EFFECTS OF CONFIRMATION		49

A.	Binding Effect	49
B.	Discharge of the Debtors	50
C.	Exculpation and Limitation of Liability	50
D.	Releases by the Debtors	51
E.	Consensual Releases by Holders of Claims and Interests	53

F.	Injunction	55
G.	Protection Against Discriminatory Treatment	55

ARTICLE XII. MISCELLANEOUS PROVISIONS		56

A.	Modification of Plan	56
B.	Revocation of Plan	56
C.	Severability of Plan Provisions	57
D.	Successors and Assigns	57
E.	Term of Injunctions or Stays	57
F.	Reservation of Rights	57
G.	Ipso Facto and Similar Provisions Ineffective	58
H.	Notices	58
I.	Governing Law	59
J.	Exhibits	59
K.	No Strict Construction	59
L.	Conflicts	60
M.	Immediate Binding Effect	60
N.	Entire Agreement	60

FIRST AMENDED JOINT PREPACKAGED PLAN OF REORGANIZATION OF WW

INTERNATIONAL, INC. AND ITS DEBTOR AFFILIATES

INTRODUCTION

WW International, Inc. and each of the other above-captioned Debtors2 hereby propose this Plan for, among other things, the resolution of the outstanding Claims against, and Existing Equity Interests in, the Debtors. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, properties, projections and the events leading up to solicitation of the Plan and for a summary of the Plan and the treatment provided for herein. The Debtors urge all Holders of Claims entitled to vote on the Plan to review the Disclosure Statement and the Plan in full before voting to accept or reject the Plan. There may be other agreements and documents that will be filed with the Bankruptcy Court that are referenced in the Plan and the Plan Supplement as Exhibits. All such Exhibits are incorporated into and are a part of the Plan as if set forth in full herein. Subject to certain restrictions set forth in the Restructuring Support Agreement and the Plan, and the requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtors reserve the right to amend, supplement, amend and restate, modify, revoke or withdraw the Plan prior to the Effective Date.

The Debtors’ Chapter 11 Cases are consolidated for procedural purposes only and the Debtors are jointly administered pursuant to an order of the Bankruptcy Court for administrative purposes and voting. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code, and the Plan constitutes a separate plan of reorganization for each Debtor, including for purposes of distribution. Each Debtor reserves the right to seek confirmation of the Plan pursuant to the “cram down” provisions contained in section 1129(b) of the Bankruptcy Code with respect to any non-accepting Class.

[2]	Unless otherwise noted, capitalized terms used in this Plan have the meanings set forth in Article I.B of the Plan.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME,

GOVERNING LAW AND DEFINED TERMS

A.	Rules of Interpretation, Computation of Time and Governing Law

For purposes hereof and unless otherwise specified herein: (i) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (ii) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (iii) any reference herein to an existing document or exhibit shall mean that document or exhibit, as it may thereafter be amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof; (iv) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections hereof; (v) unless otherwise stated, the words “herein,” “hereof,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (vii) any reference to an Entity as a Holder of a Claim or Existing Equity Interest includes such Entity’s successors and assigns; (viii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (ix) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (x) “$” or “dollars” means dollars in lawful currency of the U.S.; and (xi) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter. The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If any payment, distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

B.	Definitions

1.1. “Ad Hoc Group” means the ad hoc group of holders of First Lien Claims represented by the Ad Hoc Group Advisors.

1.2. “Ad Hoc Group Advisors” means, collectively, (i) Gibson, Dunn & Crutcher LLP, as counsel to the Ad Hoc Group, (ii) Houlihan Lokey, as financial advisor to the Ad Hoc Group and (iii) Pachulski Stang Ziehl & Jones LLP, as Delaware counsel to the Ad Hoc Group and any other advisors retained by the Ad Hoc Group, subject to the Debtors’ consent rights set forth in the Restructuring Support Agreement.

1.3. “Administrative Claim” refers to any right to payment constituting a cost or expense of administration of the Chapter 11 Cases incurred during these Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises), (ii) all Allowed Professional Fee Claims; (iii) Restructuring Expenses; and (iv) adequate protection claims provided for in the Cash Collateral Orders.

1.4. “Affiliate” means, with respect to an Entity, all Entities that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code if such Entity was a debtor in a case under the Bankruptcy Code.

1.5. “Agents” means, together, the First Lien Credit Agreement Agent and the Senior Secured Notes Indenture Trustee.

1.6. “Allowed” means, with respect to any Claim or Existing Equity Interest, such Claim or Existing Equity Interest or any portion thereof that a Debtor or a Reorganized Debtor has assented to the validity of, or that has been (i) allowed by a Final Order of the Bankruptcy Court, (ii) allowed pursuant to the terms of the Plan, (iii) allowed by agreement between the Holder of such Claim, on one hand, and the applicable Debtor, with the reasonable consent of the Required Consenting Creditors for any claim allowance in an amount above $500,000, or Reorganized Debtor, as applicable, on the other hand or (iv) allowed by a Final Order of a court in which such Claim could have been determined, resolved or adjudicated if these Chapter 11 Cases had not been commenced; provided, that notwithstanding the foregoing, the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

1.7. “ATOP” means DTC’s Automated Tender Offer Program.

1.8. “ATOP Deadline” means June 17, 2025, or such later date as may be announced on the docket of the Bankruptcy Court by the Debtors from time to time.

1.9. “Avoidance Actions” means any and all avoidance, recovery or subordination claims and causes of action, whether actual or potential, to avoid a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

1.10. “Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter amended.

1.11. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

1.12. “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, and the Local Rules, in each case as amended from time to time and as applicable to these Chapter 11 Cases or proceedings therein.

1.13. “Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Bankruptcy Rule 9006(a)).

1.14. “Cash” means legal tender of the U.S. or the equivalent thereof.

1.15. “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

1.16. “Cash Collateral Orders” means collectively the Interim Cash Collateral Order and the Final Cash Collateral Order.

1.17. “Cause of Action” means any action, proceeding, agreement, claim, cause of action, controversy, demand, right, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. “Cause of Action” also includes: (i) any right of setoff, cross-claim, counterclaim, or recoupment, and any claim on a contract or for a breach of duty imposed by law or in equity; (ii) with respect to the Debtors, the right to object to Claims or Existing Equity Interests; (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (iv) any claim or defense including fraud, mistake, duress and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (v) any Avoidance Action.

1.18. “Chapter 11 Cases” means the cases commenced by the Debtors under chapter 11 of the Bankruptcy Code on the Petition Date in the Bankruptcy Court.

1.19. “Chief Executive Officer” means Tara Comonte, the chief executive officer of WW International, Inc.

1.20. “Claim” means a “claim” against any Debtor as defined in section 101(5) of the Bankruptcy Code.

1.21. “Claims Register” means the official register of Claims against the Debtors maintained by the Solicitation Agent.

1.22. “Class” means a category of Claims or Existing Equity Interests classified under Article III of the Plan pursuant to section 1122 of the Bankruptcy Code.

1.23. “Confirmation” means the entry by the Bankruptcy Court of the Confirmation Order on the docket of these Chapter 11 Cases, within the meanings of Bankruptcy Rules 5003 and 9021.

1.24. “Confirmation Date” means the date upon which Confirmation occurs.

1.25. “Confirmation Hearing” means the combined hearing to consider approval of the Disclosure Statement and confirmation of the Plan under section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.26. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan and approving the Disclosure Statement.

1.27. “Consenting Creditors” means the Holders of First Lien Credit Agreement Claims and Senior Secured Notes Claims that are party to the Restructuring Support Agreement.

1.28. “Consenting First Lien Credit Agreement Lenders” means the Holders of First Lien Credit Agreement Claims that are party to the Restructuring Support Agreement and as to which the Restructuring Support Agreement has not been terminated.

1.29. “Consenting Noteholders” means the Holders of Senior Secured Notes Claims that are party to the Restructuring Support Agreement and as to which the Restructuring Support Agreement has not been terminated.

1.30. “Consummation” means the occurrence of the Effective Date.

1.31. “Cure” means the payment of Cash, or the distribution of other property or other action (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an Executory Contract or Unexpired Lease of the Debtors that the Debtors seek to assume under section 365(a) of the Bankruptcy Code.

1.32. “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

1.33. “Debtors” means each of the above-captioned debtors and debtors in possession under sections 1107 and 1108 of the Bankruptcy Code.

1.34. “Definitive Documents” has the meaning set forth in the Restructuring Support Agreement.

1.35. “Disclosure Statement” means that certain Disclosure Statement for the Joint Prepackaged Plan of Reorganization of WW International, Inc. and Its Debtor Affiliates, dated as of May 6, 2025, that was prepared and distributed in accordance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018 and applicable non-bankruptcy law.

1.36. “Disclosure Statement Motion” means the motion seeking (i) the scheduling of a combined disclosure statement and confirmation hearing; and (ii) approval of the solicitation procedures.

1.37. “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement as a disclosure statement meeting the applicable requirements of the Bankruptcy Code and, to the extent necessary, approving the related Solicitation Materials, which order may be the Confirmation Order.

1.38. “Disputed” means, with respect to any Claim, or any portion thereof, (i) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under sections 502, 503 or 1111 of the Bankruptcy Code, or (ii) for which a Proof of Claim or a motion for payment has been timely filed with the Bankruptcy Court, to the extent the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order; provided, however, in no event shall a Claim that is deemed Allowed under the Plan be classified as a Disputed Claim.

1.39. “Distribution” means payment or distribution of consideration to holders of Allowed Claims pursuant to this Plan in respect of the holder’s Allowed Claim.

1.40. “Distribution Agent” means an entity selected to make Distributions at the direction of the Reorganized Debtors, which may include the Claims Agent or the Reorganized Debtors.

1.41. “Distribution Record Date” means the Confirmation Date, or such other date agreed to by the Debtors and the Required Consenting Creditors. The Distribution Record Date shall not apply to distributions in respect of securities deposited with DTC, the Holders of which shall receive distributions, if any, in accordance with customary exchange procedures of DTC or the Plan.

1.42. “D&O Liability Insurance Policies” means any insurance policy for, among others, directors’, members’, trustees’ and officers’ liability (or any equivalents) maintained by the Debtors’ Estates, and all agreements, documents or instruments relating thereto, including any runoff policies or tail coverage.

1.43. “Effective Date” means the date after the Confirmation Order has been entered on which (i) no stay of the Confirmation Order is in effect and (ii) all conditions in Article IX.A of the Plan have been satisfied or waived as provided for in Article IX.B.

1.44. “Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

1.45. “Estate” means the estate of a Debtor in the applicable Chapter 11 Case, as created under section 541 of the Bankruptcy Code.

1.46. “Exculpated Parties” means, collectively, and in each case in its capacity as such: (i) the Debtors; (ii) the Reorganized Debtors; and (iii) to the extent that the Bankruptcy Court or other federal court of competent jurisdiction determines they are acting, or have acted, as fiduciaries of the Debtors, each Related Party of each Entity in clause (i) and (ii), provided that “Exculpated Parties” shall not include Holders of Existing Equity Interests in their capacity as such.

1.47. “Executory Contract” means a contract to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.48. “Exhibit” means an exhibit annexed to either the Plan or the Plan Supplement or as an exhibit or appendix to the Disclosure Statement (as such exhibits may be amended, supplemented, amended and restated, or otherwise modified from time to time).

1.49. “Existing Equity Interests” means all Interests in WW outstanding as of the Petition Date, including any restricted stock units, performance stock units or options (but not including any out-of-the-money options, which shall be cancelled on the Effective Date for no consideration) issued pursuant to a prepetition employee incentive or other similar plan of WW, which such restricted stock units, performance stock units and options shall be deemed fully vested (at target with respect to performance stock units) and shall settle on the Effective Date.

1.50. “Existing Intercreditor Agreement” means that certain Equal Priority Intercreditor Agreement dated as of April 13, 2021, among the Debtors party thereto, the First Lien Credit Agreement Agent and the Senior Secured Notes Indenture Trustee, as amended, supplemented, restated, amended and restated or otherwise modified from time to time.

1.51. “Final Cash Collateral Order” means the final order approving consensual use of Cash Collateral.

1.52. “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in these Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (x) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, new trial, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, as applicable and the Required Consenting Creditors, or (y) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order or has otherwise been dismissed with prejudice, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that no order shall fail to be a Final Order solely due to the possibility that a motion pursuant to section 502(j) of the Bankruptcy Code, Rules 59 or 60 of the Federal Rules of Civil Procedure, or Rule 9024 of the Bankruptcy Rules may be filed with respect to such order.

1.53. “First Lien Claims” means, collectively, the First Lien Credit Agreement Claims and the Senior Secured Notes Claims.

1.54. “First Lien Credit Agreement” means that certain Credit Agreement (as supplemented, amended, amended and restated, or modified from time to time), dated as of April 13, 2021, by and among WW International, Inc., as borrower, the other guarantors party thereto from time to time, the lenders party thereto from time to time and First Lien Credit Agreement Agent as administrative agent and collateral agent.

1.55. “First Lien Credit Agreement Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement.

1.56. “First Lien Credit Agreement Claims” means any Claim against the Debtors arising under, derived from, secured by, based on, or related to the First Lien Credit Agreement or the First Lien Loan Documents existing on the Petition Date.

1.57. “First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement.

1.58. “General Unsecured Claims” means any Claim, against any Debtor, that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, Other Secured Claim, First Lien Claim, Intercompany Claim, or Section 510(b) Claim.

1.59. “Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

1.60. “Holder” means any Entity that is the legal and/or beneficial owner of a Claim or Interest as of the applicable date of determination. For the avoidance of doubt, if a Claim or Interest is subject to an unsettled trade as of the Voting Record Date, the Holder as of the Voting Record Date shall be the Entity entitled to receive the Solicitation Materials under the Disclosure Statement Order.

1.61. “Impaired” means, with respect to a Claim, Existing Equity Interest or Class of Claims or Existing Equity Interests, “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.

1.62. “Indemnification Agreement” means any organizational or employment and/or service document or agreement of or with the Debtors and currently in place that provides for the indemnification of any current or former director, officer, agent or employee of the Debtors with respect to all present and future actions, suits and proceedings against the Debtors or such directors, officers, agents or employees based upon any act or omission for or on behalf of the Debtors.

1.63. “Intercompany Claim” means any Claim by a Debtor or non-Debtor affiliate against a Debtor.

1.64. “Intercompany Interest” means an Interest held by a Debtor or non-Debtor affiliate in another Debtor or non-Debtor affiliate.

1.65. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor, including all ordinary shares, common units, special common units, preferred units, common stock, preferred stock, membership interests, partnership interests, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable and whether fully vested or vesting in the future, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

1.66. “Interim Cash Collateral Order” means the interim order approving consensual use of Cash Collateral.

1.67. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

1.68. “Issuance Amount” means the shares of New Common Equity, or such other amount as may be agreed by the Debtors and the Required Consenting Creditors.

1.69. “Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code.

1.70. “Local Rules” means the Local Rules of the United States Bankruptcy Court for the District of Delaware.

1.71. “MIP” means a management incentive plan, providing for the issuance of equity or equity-based awards equal to up to 10% of the New Common Equity, with the form of the awards (i.e., options, restricted stock or units, appreciation rights, etc.), the participants in the MIP, the allocations of the awards to such participants (including the amount of allocations and the timing of the grant of the awards), the terms and conditions of the awards (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) to be allocated by the Chief Executive Officer, subject to approval of the New Board.

1.72. “New Board” means the initial board of directors (or similar governing body) of Reorganized WW as selected in accordance with the New Organizational Documents and the Restructuring Term Sheet and as disclosed in the Plan Supplement.

1.73. “New Common Equity” means the shares of the common stock of Reorganized WW to be authorized, issued and outstanding on and after the Effective Date.

1.74. “New Credit Agreement” means that certain credit agreement to be entered into among the Reorganized Debtors, the New Term Loan Creditors and the New Credit Agreement Agent on the Effective Date with respect to the New Term Loans, the form of which will be filed with the Plan Supplement.

1.75. “New Credit Agreement Agent” means the administrative agent and collateral agent under the New Credit Agreement who shall be designated as such in the Plan Supplement.

1.76. “New Organizational Documents” means the new organizational documents of the Reorganized Debtors, to be entered into on the Effective Date, including certificates or incorporation, limited liability company agreements, operating agreement, equity subscription or purchase agreement, charters or by-law, the form of which shall be filed with the Plan Supplement.

1.77. “New Term Loans” means the new term loans borrowed pursuant to the New Credit Agreement, including any guarantees thereof made by the Reorganized Debtors, which shall be issued in an aggregate initial principal amount of $465 million on the Effective Date.

1.78. “New Term Loan Documents” means (a) the New Credit Agreement (including all exhibits, annexes and schedules attached thereto) and (b) each other document executed in connection therewith.

1.79. “Ordinary Course Professionals Order” means an order of the Bankruptcy Court approving a motion to employ ordinary course professionals in these Chapter 11 Cases.

1.80. “Other Priority Claim” means a Claim entitled to priority under section 507(a) of the Bankruptcy Code, other than an Administrative Claim, a Priority Tax Claim or a Professional Fee Claim.

1.81. “Other Secured Claim” means any Secured Claim against any Debtor other than First Lien Claims.

1.82. “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.

1.83. “Petition Date” means the date on which the Debtors filed their petition for relief commencing these Chapter 11 Cases.

1.84. “Plan” means, collectively, this first amended joint prepackaged chapter 11 plan of reorganization, the Exhibits, all annexes, supplements and schedules hereto, and any document to be executed, delivered, assumed or performed in connection with the occurrence of the Effective Date, including the documents to be included in the Plan Supplement, in each case as may be amended, modified or supplemented from time to time in accordance with the terms hereof and the Restructuring Support Agreement.

1.85. “Plan Supplement” means one or more supplements to the Plan containing certain agreements, lists, documents or forms of documents and/or schedules or exhibits relating to the implementation of the Plan, which may include certain agreements, lists, documents or forms of documents and/or schedules or exhibits necessary to comply with Bankruptcy Code sections 1123(a)(7) and 1129(a)(5), including, but not limited to, forms of the New Organizational Documents, a form of the New Credit Agreement and the identity and compensation of the members of the New Board.

1.86. “Preference Actions” means any and all avoidance, recovery or other actions or remedies that may be brought by and on behalf of the Debtors or their Estates under section 547 of the Bankruptcy Code.

1.87. “Prepack Scheduling Order” means an order of the Bankruptcy Court scheduling a combined hearing with respect to approval of the Disclosure Statement and confirmation of this Plan.

1.88. “Priority Tax Claim” means any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

1.89. “Professional” means: (i) any Entity employed in these Chapter 11 Cases pursuant to section 327, 328, 363 or 1103 of the Bankruptcy Code and (ii) any Entity seeking compensation or reimbursement of expenses in connection with these Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

1.90. “Professional Claims Bar Date” means forty-five (45) days after the Effective Date.

1.91. “Professional Fee Claim” means a Claim under sections 328, 330(a), 331, 363, 503 or 1103 of the Bankruptcy Code for compensation for services rendered or reimbursement of costs, expenses or other charges incurred by Professionals after the Petition Date and prior to the Effective Date; provided, that Professional Fee Claims shall not include Restructuring Expenses.

1.92. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors in Cash on the Effective Date pursuant to Article II.A(ii) of the Plan, in an amount equal to the Professional Fee Reserve Amount.

1.93. “Professional Fee Reserve Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to the Effective Date, which estimates Professionals shall deliver to the Debtors and the Ad Hoc Group as set forth in Article II.A(i) of the Plan.

1.94. “Proof of Claim” means a proof of claim filed against any Debtor in these Chapter 11 Cases.

1.95. “Pro Rata” means, at any time, the proportion that the face amount of a Claim or Existing Equity Interest in a particular Class bear to the aggregate face amount of all Claims or Existing Equity Interests in that Class, unless the Plan provides otherwise.

1.96. “Reinstated” means, with respect to any Claim or Interest, the treatment provided for in section 1124 of the Bankruptcy Code. “Reinstatement” shall have a corollary meaning.

1.97. “Related Parties” means, collectively, with respect to any Entity or Person, including each Released Party and Exculpated Party, such Entity or Person’s, current, former and future Affiliates, member firms and associated entities, and with respect to each of the foregoing, their Affiliates, current and former directors, current and former managers, current and former officers, current and former equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, employees, agents, trustees, advisory board members, investment fund advisors or managers, investment managers, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (including, for the avoidance of doubt, the First Lien Ad Hoc Group Advisors).

1.98. “Released Party” means, collectively each of, and in each case in its capacity as such: (i) each Debtor; (ii) each Reorganized Debtor; (iii) each Agent; (iv) the Consenting Creditors; (v) all Holders of Claims and Interests that elect to opt in to the third party releases set forth in Article XI hereof and (vi) each Related Party of each Entity or Person in clause (i) through clause (v); provided that in each case, an Entity or Person shall not be a Released Party if it timely files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the third-party releases contained in the Plan that is not withdrawn or otherwise resolved before Confirmation.

1.99. “Releasing Party” means, collectively each of, and in each case in its capacity as such: (i) the Released Parties; (ii) all Holders of Claims and Interests that elect to “opt in” to the third-party releases set forth in Article XI hereof; and (iii) to the extent the Entities in clauses (i) and (ii) of this definition may legally bind them to the releases herein, each Related Party of each Entity or Person in clauses (i) and (ii).

1.100. “Reorganized Debtors” means WW and any Debtors, as reorganized pursuant the Restructuring Transactions, and including any entities established to acquire all or a portion of the assets of WW and/or its direct and indirect subsidiaries.

1.101. “Reorganized WW” means WW in its capacity as a Reorganized Debtor.

1.102. “Required Consenting Creditors” has the meaning set forth in the Restructuring Support Agreement.

1.103. “Restructuring” means a transaction, negotiated in good faith and at arms’ length between the parties to the Restructuring Support Agreement, that will effectuate a financial restructuring of the Debtors’ capital structure and financial obligations, on the terms and conditions set forth in the Restructuring Support Agreement, the Restructuring Term Sheet, this Plan and related documents.

1.104. “Restructuring Expenses” means the reasonable and documented fees and out-of-pocket expenses of the Ad Hoc Group Advisors (including, in each case, fees and expenses incurred before, on, or after the Petition Date, to the extent applicable) in accordance with their respective engagement letters or fee letters with the Debtors and/or any applicable order of the Bankruptcy Court; provided that any and all fixed monthly fees, restructuring fees, liability management fees, and/or transaction fees shall be deemed reasonable to the extent provided for in an engagement or fee letter between the Debtors and any Ad Hoc Group Advisor (including fees and expenses incurred before, on, or after the Petition Date, to the extent applicable).

1.105. “Restructuring Steps Plan” means a plan setting forth the specific steps of the Restructuring Transactions, which shall be filed with the Plan Settlement.

1.106. “Restructuring Support Agreement” means that certain Restructuring Support Agreement (as amended, restated, supplemented or otherwise modified in accordance with its terms), including all annexes, exhibits, and schedules thereto, dated as of May 6, 2025, by and among the Debtors and the Consenting Creditors, attached as Exhibit E to the Disclosure Statement, as such may be amended, modified or supplemented in accordance with the terms thereof.

1.107. “Restructuring Term Sheet” means the restructuring term sheet attached as Exhibit B to the Restructuring Support Agreement, as such term sheet may be amended, modified, or supplemented in accordance with the Restructuring Support Agreement.

1.108. “Restructuring Transactions” means the restructuring transactions for the Debtors, in accordance with, and subject to the terms and conditions set forth in, the Restructuring Support Agreement, the Plan and the Plan Supplement.

1.109. “Schedule of Rejected Contracts” means a list of rejected Executory Contracts and Unexpired Leases, if any, to be filed with the Plan Supplement.

1.110. “Senior Secured Notes” means the 4.500% senior secured notes due 2029 issues by WW International, Inc. under the Senior Secured Notes Indenture.

1.111. “Senior Secured Notes Claims” means any Claim against the Debtors arising under, derived from, secured by, based on or related to the Senior Secured Notes or the Senior Secured Notes Indenture existing on the Petition Date.

1.112. “Senior Secured Notes Indenture” means the indenture dated as of April 13, 2021, pursuant to which WW issued the Senior Secured Notes, as amended, restated, amended and restated, supplemented or otherwise modified.

1.113. “Senior Secured Notes Indenture Trustee” means The Bank of New York Mellon, in its capacity as trustee and notes collateral agent under the Senior Secured Notes Indenture.

1.114. “Section 510(b) Claim” means a Claim subordinated pursuant to Section 510(b) of the Bankruptcy Code.

1.115. “Secured Claim” means a Claim against a Debtor that is secured by a Lien on property in which such Debtor’s Estate has an interest, which Lien is valid, perfected, and enforceable under applicable law or by reason of Final Order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

1.116. “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

1.117. “Solicitation” means the Debtors’ formal request for acceptances of the Plan, consistent with sections 1125 and 1126 of the Bankruptcy Code, rules 3017 and 3018 of the Bankruptcy Rules and applicable non-bankruptcy law.

1.118. “Solicitation Agent” means Kroll Restructuring Administration LLC, the notice, claims and solicitation agent retained by the Debtors for these Chapter 11 Cases.

1.119. “Solicitation Materials” means all documents, ballots, forms and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code (including the Disclosure Statement).

1.120. “Subordinated Claim” means any Claims against the Debtors that is subject to subordination under Section 509(c), Section 510(b) or Section 510(c) of the Bankruptcy Code.

1.121. “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of Delaware or the Uniform Commercial Code as in effect in any other state to the extent it may be applicable to any security interests in property of the Debtors.

1.122. “Unclaimed Distribution” means any distribution under the Plan or as otherwise authorized by the Bankruptcy Court on account of an Allowed Claim or Interest to a Holder that, within eighteen (18) months from when the distribution was first made, has not: (i) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (ii) given notice to Reorganized WW of an intent to accept a particular distribution; (iii) taken delivery of such distribution or where such distribution was returned for lack of a current address or otherwise; or (iv) taken any other action necessary to facilitate such distribution (including but not limited to, submission of tax and other information forms (through ATOP, the Solicitation Agent’s electronic submission portal or otherwise) reasonably requested by the New Credit Agreement Agent).

1.123. “Unexpired Lease” means a lease to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.124. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class consisting of Claims or Interests that are not impaired within the meaning of section 1124 of the Bankruptcy Code.

1.125. “Unimpaired Claim” means Administrative Claims, Priority Tax Claims, Other Secured Claims, Other Priority Claims, General Unsecured Claims and Intercompany Claims.

1.126. “U.S.” means the United States of America.

1.127. “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

1.128. “U.S. Trustee Fees” means all fees due and payable pursuant to section 1930 of Title 28 of the United States Code, together with the statutory rate of interest set forth in section 3717 of Title 31 of the United States Code, to the extent applicable.

1.129. “Voting Class” means Class 3.

1.130. “Voting Deadline” means the day by which Holders of First Lien Claims in the Voting Class must vote to accept or reject the Plan.

1.131. “Voting Record Date” means the date for determining which Holders are entitled to receive the Disclosure Statement and vote to accept or reject the Plan, as applicable, which date is April 30, 2025 for all Holders of Claims in the Voting Class.

1.132. “WW” means WW International, Inc.

C.	Consultation, Notice, Information, and Consent Rights

Notwithstanding anything herein to the contrary, all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement, as applicable, and as respectively set forth therein, with respect to the form and substance of the Plan, all exhibits to the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.B hereof) and fully enforceable as if stated in full herein until such time as the Restructuring Support Agreement is terminated in accordance with its terms.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement, as applicable, shall not impair such rights and obligations.

ARTICLE II.

TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and U.S. Trustee Fees are not classified and are not entitled to vote on the Plan.

A.	Administrative Claims

Subject to subparagraph (i) below, in full and complete satisfaction, settlement, discharge and release of and in exchange for each Allowed Administrative Claim (except to the extent that (a) the Holder of such Allowed Administrative Claim agrees in writing to less favorable treatment or (b) the Holder of such Allowed Administrative Claim has been paid in full during these Chapter 11 Cases), the Debtors or Reorganized Debtors, as applicable, at the option of the Debtors or Reorganized Debtors, as applicable, (i) shall pay to each Holder of an Allowed Administrative Claim Cash in an amount equal to the due and unpaid portion of its Allowed Administrative Claim on the later of (x) the Effective Date, or as soon thereafter as is reasonably practicable and (y) as soon as practicable after such Allowed Administrative Claim becomes due and payable, (ii) shall provide such other treatment to render such Allowed Administrative Claim Unimpaired or (iii) shall provide such other treatment as the Holder of such Allowed Administrative Claim may agree to or otherwise as permitted by section 1129(a)(9) of the Bankruptcy Code; provided, that Administrative Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Nothing in the foregoing or otherwise in this Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Administrative Claim.

(i) Professional Fee Claims

Professionals (a) asserting a Professional Fee Claim shall deliver to the Debtors their estimates for purposes of the Debtors computing the Professional Fee Reserve Amount no later than five (5) Business Days prior to the anticipated Effective Date; provided, that, for the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Claims filed with the Bankruptcy Court; provided, further, that, if a Professional does not provide an estimate, the Debtors shall estimate the unpaid and unbilled fees and expenses of such Professional; and (b) asserting a Professional Fee Claim for services rendered before the Effective Date, must file and serve on the Reorganized Debtors, the U.S. Trustee, the Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court, an application for final allowance of such Professional Fee Claim no later than the Professional Claims Bar Date; provided, that any Professional who is subject to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order. For the avoidance of doubt, no fee applications will be required in respect of services performed by Professionals on and after the Effective Date. Objections to any Professional Fee Claim must be filed and served on the Reorganized Debtors and the applicable Professional within thirty (30) days after the filing of the final fee application with respect to the Professional Fee Claim. Any such objections that are not consensually resolved may be set for a hearing on twenty-one (21) days’ notice.

(ii) Professional Fee Escrow Account

Prior to or on the Effective Date, the Debtors shall establish the Professional Fee Escrow Account and fund such account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the benefit of the Professionals to pay Allowed Professional Fee Claims. Such funds shall not be considered property of the Debtors or their Estates, but shall revert to the Reorganized Debtors, without any further order or action of the Bankruptcy Court, only after all Allowed Professional Fee Claims have been paid in full. No Liens, Claims, or Interests shall encumber the Professional Fee Escrow Account in any way.

Each Holder of an Allowed Professional Fee Claim will be paid by the Reorganized Debtors in Cash from the Professional Fee Escrow Account within three (3) Business Days of entry of the order approving such Allowed Professional Fee Claim. If the Professional Fee Escrow Account is depleted, each Holder of an Allowed Professional Fee Claim will be paid the full amount of such Allowed Professional Fee Claim by the Reorganized Debtors in Cash within three (3) Business Days of entry of the order approving such Allowed Professional Fee Claim without any further action of the Bankruptcy Court.

B.	Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of these Chapter 11 Cases) without the requirement to file a fee application with the Bankruptcy Court and without any requirement for further Bankruptcy Court review or approval (other than Confirmation of the Plan), provided that the Debtors and Reorganized Debtors (as applicable) shall have the right to review reasonably detailed invoices with reasonably detailed summaries of the services comprising the Restructuring Expenses and, to the extent set forth in any engagement or fee letter between the Debtors and any Ad Hoc Group Advisor, object to any such Restructuring Expenses on reasonableness grounds. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors before the anticipated Effective Date; provided, further, that such estimate shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors.

C.	Priority Tax Claims

In full and complete satisfaction, settlement, discharge and release of and in exchange for each Allowed Priority Tax Claim (except to the extent that (i) the Holder of such Allowed Priority Tax Claim agree in writing to less favorable treatment or (ii) the Holder of such Allowed Priority Tax Claim has been paid in full during these Chapter 11 Cases), on the Effective Date, each Holder of an Allowed Priority Tax Claim shall be treated in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.

D.	U.S. Trustee Fees

Notwithstanding anything herein to the contrary, on the Effective Date or as soon as reasonably practicable thereafter, the Debtors shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation pursuant to 28 U.S.C. § 1930(a)(6). On and after the Effective Date, to the extent these Chapter 11 Cases remain open, and for so long as the Reorganized Debtors remain obligated to pay U.S. Trustee Fees, the Reorganized Debtors shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. The Debtors or Reorganized Debtors, as applicable, shall remain obligated to pay quarterly fees to the U.S. Trustee until the Chapter 11 Cases are closed.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EXISTING EQUITY INTERESTS

A.	Introduction

All Claims and Existing Equity Interests, except Administrative Claims, Priority Tax Claims and U.S. Trustee Fees are placed in the Classes set forth below in accordance with section 1123(a)(1) of the Bankruptcy Code. The categories of Claims and Existing Equity Interests listed below classify Claims and Existing Equity Interests for all purposes, including voting, Confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Existing Equity Interest is in a particular Class only to the extent that any such Claim or Existing Equity Interest is Allowed in that Class and has not been paid, released or otherwise settled prior to the Effective Date.

B.	Summary of Classification and Treatment of Classified Claims and Existing Equity Interests

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept

2	Other Priority Claims	Unimpaired	Presumed to Accept

3	First Lien Claims	Impaired	Entitled to Vote

4	General Unsecured Claims	Unimpaired	Presumed to Accept

5	Intercompany Claims	Unimpaired; Impaired	Presumed to Accept; Deemed to Reject

6	Intercompany Interests	Unimpaired; Impaired	Presumed to Accept; Deemed to Reject

7	Existing Equity Interests	Impaired	Deemed to Reject

C.	Classification and Treatment of Claims and Existing Equity Interests

Class 1 – Other Secured Claims.

(A)	Classification: Class 1 consists of Other Secured Claims against each Debtor.

(B)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, to the extent such claim has not already been paid in full during these Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the Debtors and with the consent of the Required Consenting Creditors (not to be unreasonably withheld): (i) payment in full in Cash of the due and unpaid portion of its Other Secured Claim on the later of (x) the Effective Date (or as soon thereafter as reasonably practicable) and (y) as soon as practicable after the date such claim becomes due and payable; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired.

(C)

Impairment and Voting: Class 1 is Unimpaired by the Plan. Each Holder of an Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan.

Class 2 – Other Priority Claims.

(A)	Classification: Class 2 consists of Other Priority Claims against each Debtor.

(B)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, to the extent such claim has not already been paid in full during these Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

(C)

Impairment and Voting: Class 2 is Unimpaired by the Plan. Each Holder of an Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Priority Claim is not entitled to vote to accept or reject the Plan.

Class 3 – First Lien Claims.

(A)

Classification: Class 3 consists of First Lien Claims. The First Lien Claims shall be Allowed (i) with respect to the First Lien Credit Agreement Claims, in an aggregate principal amount of no less than $1,116,300,000, plus outstanding letters of credit obligations in an amount of $3,700,000, and (ii) with respect to the Senior Secured Notes

Claims, in an aggregate principal amount of no less than $500,000,000, in each case, plus all other unpaid and outstanding obligations including any accrued and unpaid interest thereon, and all applicable fees, costs, charges, expenses, premiums or other amounts arising under the First Lien Credit Agreement or other First Lien Loan Documents or Senior Secured Notes Indenture, as applicable, in each case, as of the Petition Date.

(B)

Treatment: Except to the extent that a Holder of an Allowed First Lien Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each allowed First Lien Claim, on the Effective Date, each Holder shall receive its Pro Rata share of:

(i) the New Term Loans; and

(ii) subject to the proviso in the next sentence, 91% of the New Common Equity, subject to dilution by the MIP. Under the Bankruptcy Code, the Holders of First Lien Claims are entitled to 100% of the New Common Equity, but the Holders of the First Lien Claims, by entering into the Restructuring Support Agreement, have agreed to voluntarily reallocate 9% of the New Common Equity (pre-dilution from the Management Incentive Plan) to Holders of Existing Equity Interests (the “Initial Reallocation”); provided that, if the Milestones set forth in the Restructuring Support Agreement have not been met (other than as a result of the breach of the Restructuring Support Agreement by the Consenting Creditors), the 9% of New Common Equity voluntarily reallocated to the Holders of the Existing Equity Interests shall be automatically forfeited to the Holders of First Lien Claims, who shall then receive 100% of the New Common Equity (pre-dilution from the Management Incentive Plan) on a pro rata basis on the Effective Date (the “Subsequent Reallocation”).

(C)	Impairment and Voting: Class 3 is Impaired by the Plan. Each Holder of a First Lien Claim is entitled to vote to accept or reject the Plan.

Class 4 – General Unsecured Claims.

(A)	Classification: Class 4 consists of General Unsecured Claims against each Debtor.

(B)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim has already been paid during these Chapter 11 Cases or such Holder agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive, at the Debtors’ option: (i) if such Allowed General Unsecured Claim is due and payable on or before the Effective Date, payment in full, in Cash, of the unpaid portion of its Allowed General Unsecured Claim on the Effective Date; (ii) if such Allowed General Unsecured Claim is not due and payable before the Effective Date, payment in the ordinary course of business consistent with past practices; or (iii) other treatment, as may be agreed upon by the Debtors and the Holder of such Allowed General Unsecured Claim with the consent of the Required Consenting Creditors (not to be unreasonably withheld), such that the Allowed General Unsecured Claim shall be rendered Unimpaired.

(C)

Impairment and Voting: Class 4 is Unimpaired by the Plan. Each Holder of a General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject the Plan.

Class 5 – Intercompany Claims.

(A)	Classification: Class 5 consists of Intercompany Claims.

(B)

Treatment: On the Effective Date, in full and final satisfaction, settlement, discharge and release of, and in exchange for, each Intercompany Claim, at the option of the Reorganized Debtors and with consent of the Required Consenting Creditors (not to be unreasonably withheld), each Allowed Intercompany Claim shall be (i) Unimpaired and Reinstated or (ii) Impaired and distributed, contributed, set off, canceled and released without any distribution.

(C)	Impairment and Voting: If an Intercompany Claim in Class 5 is Unimpaired by the Plan, then such Holder of an

Intercompany Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. If an Intercompany Claim in Class 5 is Impaired by the Plan, then such Holder of an Intercompany Claim is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. In either case, each Holder of an Intercompany Claim is not entitled to vote to accept or reject the Plan.

Class 6 – Intercompany Interests.

(A)	Classification: Class 6 consists of Intercompany Interests.

(B)

Treatment: On the Effective Date, in full and final satisfaction, settlement, discharge and release of, and in exchange for, each Intercompany Interest, at the option of the Reorganized Debtors with the consent of the Required Consenting Creditors (not to be unreasonably withheld), each Intercompany Interest shall be (i) Unimpaired and Reinstated or (ii) Impaired, distributed, contributed, set off, canceled and released without any distribution.

(C)

Impairment and Voting: If an Intercompany Interest in Class 6 is Unimpaired by the Plan, then such Holder of an Intercompany Interest is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. If an Intercompany Interest in Class 6 is Impaired by the Plan, then such Holder of an Intercompany Interest is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. In either case, each Holder of an Intercompany Interest is not entitled to vote to accept or reject the Plan.

Class 7 – Existing Equity Interests.

(A)	Classification: Class 7 consists of Existing Equity Interests.

(B)

Treatment: On the Effective Date, all Existing Equity Interests will be cancelled, released, and extinguished and shall be of no further force and effect and the holders of Existing Equity Interests shall be voluntarily allocated 9% of the New Common Equity on a pro rata basis (pre-dilution from the Management Incentive Plan), from New Common Equity that the Holders of the First Lien Claims are otherwise entitled to under the Bankruptcy Code pursuant to the Initial Reallocation; provided that, if the milestone set forth in the Restructuring Support Agreement have not been met (other than as a result of the breach of the Restructuring Support Agreement by the Consenting Creditors), the 9% of New Common Equity voluntarily reallocated to the Holders of the Existing Equity Interests shall be automatically forfeited to the Holders of First Lien Claims, who shall then receive 100% of the New Common Equity (pre-dilution from the Management Incentive Plan) on a pro rata basis on the Plan Effective Date, pursuant to the Subsequent Reallocation.

(C)

Impairment and Voting: Class 7 is Impaired by the Plan. Each Holder of an Existing Equity Interest is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Existing Equity Interest is not entitled to vote to accept or reject the Plan.

D.	Special Provisions Regarding Unimpaired Claims

The Debtors, the Reorganized Debtors and any other Entity shall retain all defenses, counterclaims, rights to setoff and rights to recoupment, if any, as to Unimpaired Claims. Holders of Unimpaired Claims shall not be required to file a Proof of Claim with the Court and shall retain all their rights under applicable non-bankruptcy law to pursue their Unimpaired Claims in any forum with jurisdiction over the parties. Notwithstanding anything to the contrary in the Plan, each Holder of an Unimpaired Claim shall be entitled to enforce its rights in respect of such Unimpaired Claim against the Debtors or the Reorganized Debtors, as applicable, until such Unimpaired Claim has been either (i) paid in full (a) on terms agreed to between the Holder of such Unimpaired Claim and the Debtors or the Reorganized Debtors, as applicable, or (b) in accordance with the terms and conditions of the applicable documentation or laws giving rise to such Unimpaired Claim or (ii) otherwise satisfied or disposed of as determined by a court of competent jurisdiction. If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated pursuant to applicable non-bankruptcy law. Without limiting the foregoing, any Governmental Unit may file a Proof of Claim for any Claim against the Debtors within 180 days of the Petition Date.

E.	Subordinated Claims

Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to re-classify any Claim or Existing Equity Interest as a Subordinated Claim.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of the Plan

Classes 1, 2, 4, 5 (if so treated) and 6 (if so treated) are Unimpaired by the Plan and are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

B.	Deemed Rejection of the Plan

Classes 5 (if so treated), 6 (if so treated) and 7 are Impaired by the Plan and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

C.	Voting Classes

Each Holder of an Allowed Claim in Class 3 as of the Voting Record Date is entitled to vote to accept or reject the Plan.

D.	Acceptance by Impaired Classes of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

E.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors will request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code or that is deemed to reject the Plan. The Debtors, with the consent of the Required Consenting Creditors, in accordance with Article XII.A of the Plan, reserve the right to modify the Plan, the Plan Supplement or the Disclosure Statement in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

F.	Plan Cannot Be Confirmed as to Some or All Debtors

If the Plan cannot be confirmed as to any Debtor, then the Debtors, with the consent of the Required Consenting Creditors and without prejudice to and subject to the respective parties’ rights under the Restructuring Support Agreement, (i) may revoke the Plan as to such Debtor or (ii) may revoke the Plan as to any Debtor (and any such Debtor’s Chapter 11 Case may be converted, continued or dismissed) and confirm the Plan as to the remaining Debtors to the extent required without the need for re-solicitation as to any Holder of a Claim against and/or Existing Equity Interest in a Debtor for which the Plan is not so revoked.

G.	Elimination of Vacant Classes

Any Class of Claims or Existing Equity Interests that is not populated as of the commencement of the Confirmation Hearing by an Allowed Claim or Existing Equity Interest, or a Claim or Existing Equity Interest that is temporarily Allowed under Bankruptcy Rule 3018, shall be deemed eliminated from the Plan for purposes of: (i) voting to accept or reject the Plan; and (ii) determining the acceptance or rejection of the Plan by such Class pursuant to sections 1129(a)(8) and 1129(a)(10) of the Bankruptcy Code.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Corporate and Organizational Existence.

The Debtors or Reorganized Debtors, as applicable, are authorized, but not required, to take any actions they determine to be necessary or advisable to effectuate the dissolution of any of the Debtors under applicable law, including, without limitation, the filing of any certificate of dissolution or certificate of cancellation, as applicable, in the office of the Secretary of State of any applicable state. The organizational structure of the Reorganized Debtors shall be described in the Plan Supplement.

Subject to the preceding paragraph, except as otherwise provided in the Plan or any agreement, instrument or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Reorganized Debtor shall continue to exist, pursuant to its organizational documents in effect prior to the Effective Date, except as otherwise set forth herein or in the Plan Supplement, without any prejudice to any right to terminate such existence (whether by merger or otherwise) in accordance with applicable law after the Effective Date. To the extent such documents are amended on or prior to the Effective Date, such documents are deemed to be amended pursuant to the Plan without any further notice to or action, order or approval of the Bankruptcy Court.

B.	Corporate Action; Restructuring Transactions

On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects and the Debtors shall take any actions as may be necessary or appropriate to effect a restructuring of the Debtors’ business or the overall organization or capital structure subject to and consistent with the terms of the Plan, including: (i) adoption or assumption, as applicable, of the agreements with existing management; (ii) selection of the directors, managers, and officers for the Reorganized Debtors; (iii) implementation of the Restructuring Transactions; (iv) issuance and distribution of the New Common Equity by the Distribution Agent; (v) adoption of the New Organizational Documents; (vi) entry into the New Term Loan Documents; (vii) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (viii) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (ix) the dissolution of any of the Debtors and (x) all other acts or actions contemplated or reasonably necessary or appropriate to properly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on or after the Effective Date), including making filings or recordings that may be required by applicable state law in connection with the Restructuring Transactions. All matters provided for pursuant to the Plan that would otherwise require approval of the equity holders, managing members, members, managers, directors, or officers of any Debtor (as of or prior to the Effective Date) will be deemed to have been so approved and will be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law, the provisions of the New Organizational Documents, and without any requirement of further action by the equity holders, managing members, members, managers, directors or officers of such Debtors, or the need for any approvals, authorizations, actions or consents of any Person.

All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers or officers of the Debtors or Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Organizational Documents, the New Term Loan Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

The Confirmation Order shall and shall be deemed to, pursuant to sections 105(a), 363, and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

C.	Organizational Documents of the Reorganized Debtors

On the Effective Date, the New Organizational Documents shall become effective and be deemed to amend and restate the Debtors’ existing corporate governance documents without the need for any further notice or approvals. To the extent necessary, the New Organizational Documents will (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and (ii) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate the Plan and the transactions contemplated herein. After the Effective Date, each Reorganized Debtor may amend and restate its existing corporate governance documents, as permitted by applicable law and pursuant to the terms contained therein.

D.	Managers, Directors and Officers of Reorganized Debtors; Corporate Governance

On the Effective Date, the New Board shall be selected in accordance with the New Organizational Documents and the Restructuring Support Agreement. To the extent known and not previously disclosed, the Debtors will disclose prior to or at the Confirmation Hearing, the affiliations of each Person proposed to serve on the New Board or as an officer of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a manager, director or officer, the nature of any compensation for such Person.

On the Effective Date, Reorganized WW shall enter into the New Organizational Documents in substantially the forms included in the Plan Supplement and each Holder of New Common Equity shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized WW. On the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be appointed in accordance with the Plan and the New Organizational Documents and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

Except to the extent that a member of the board of directors or a manager, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, on the Effective Date, each of the Debtors’ directors or managers shall be discharged from their duties and terminated automatically without the need for any corporate action or approval and without the need for any corporate filings, and, unless subject to a separate agreement with the Reorganized Debtors, shall have no continuing obligations to the Debtors following the occurrence of the Effective Date.

E.	[Reserved]

F.	New Term Loan Documents

On the Effective Date, the Reorganized Debtors shall execute and deliver the New Credit Agreement and the other New Term Loan Documents. Confirmation shall be deemed approval of the New Term Loans and the New Credit Agreement (including transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or Reorganized Debtors in connection therewith).

On the Effective Date, as applicable, all Liens and security interests granted pursuant to, or in connection with the New Term Loan Documents shall be deemed granted by the Reorganized Debtors pursuant to the New Term Loan Documents, and all Liens and security interests granted pursuant to, or in connection with the New Term Loan Documents (including any Liens and security interests granted on the Reorganized Debtors’ assets) shall (i) be valid, binding, perfected, enforceable liens and security interests in the property described in the New Credit Agreement and the other “Loan Documents” (as defined in the New Credit Agreement or any similar defined term), with the priorities established in respect thereof under applicable non-bankruptcy law, and (ii) not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under any applicable law, the Plan, or the Confirmation Order.

The Reorganized Debtors shall also execute, deliver, file, record and issue any other related notes, guarantees, deeds of trust, security documents or instruments (including UCC financing statements), amendments to the foregoing, or agreements in connection therewith, in each case, without (i) further notice to or order of the Bankruptcy Court or (ii) further act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any

Entity (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

On and as of the Effective Date, the New Credit Agreement Agent is directed to execute and deliver the New Credit Agreement, and all New Term Loan Creditors shall be deemed to be parties to, and bound by, the New Credit Agreement, without the need for execution thereof by any such New Term Loan Creditor.

By voting to accept this Plan, each New Term Loan Creditor thereby instructs and directs the Distribution Agent and the New Credit Agreement Agent, to (i) act as Distribution Agent to the extent required by this Plan, (ii) execute and deliver the New Term Loan Documents (each to the extent it is a party thereto), as well as to execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the New Credit Agreement Agent is a party and to promptly consummate the transactions contemplated thereby, and (iii) take any other actions required or contemplated to be taken by the Distribution Agent under this Plan or any of the Restructuring Documents to which it is a party.

G.	[Reserved]

H.	New Common Equity; Listing

On and after the Effective Date, Reorganized WW is authorized to issue, or cause to be issued, and shall issue the New Common Equity in accordance with the terms of the Plan without the need for any further corporate, limited liability company, or shareholder action (or action of any other party, including, without limitation, securityholders, members, limited or general partners, managers, directors, or officers of the Debtors or Reorganized Debtors, as applicable). All of the New Common Equity distributable under the Plan, shall be duly authorized, validly issued, and fully paid and non-assessable.

During the pendency of the Chapter 11 Cases, Reorganized WW shall (i) continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a)–78(pp) throughout the Chapter 11 Cases and use best efforts to comply with all public and periodic reporting requirements under Section 13 and Section 15(d) of the Securities Act, and (ii)(x) use commercially reasonable efforts to have its Existing Equity Interests remain listed on the Nasdaq Global Select Market (“NASDAQ”) throughout the Chapter 11 Cases and (y) have the New Common Stock listed on NASDAQ, the New York Stock Exchange, or another nationally recognized exchange, either by retaining or succeeding the Company’s existing NASDAQ listing or otherwise, subject to meeting applicable listing requirements as soon as commercially reasonably practicable following the Plan Effective Date; provided that in the event that the Company is de-listed or suspended from NASDAQ during the pendency of the Chapter 11 Cases, the Debtors shall use commercially reasonable efforts to qualify the Existing Equity Interests for trading (A) in the Pink Current Market (formerly known as the Pink Sheets) with the OTC Markets Group (the “OTC Markets”), until July 1, 2025, and (1) after the Pink Current Market ceases to exist on July 1, 2025, in the OTCID Basic Market with the OTC Markets, or (2) in the Pink Limited Market, if the Company does not meet the OTCID Rules requirements to be eligible for the OTCID Basic Market, or otherwise qualify the Existing Equity Interests as “regularly traded” as defined in Treas. Reg. Section 1.897-9T(d) as soon as practicable following the Petition Date.

I.	Exemption from Registration Requirements

All shares of New Common Equity issued and distributed pursuant to the Plan will be issued and distributed without registration under the Securities Act or any similar federal, state, or local law in reliance upon (i) an exemption from such registration requirements under section 1145 of the Bankruptcy Code; (ii) an exemption from such registration requirements under section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder); or (iii) an exemption from such registration requirements in compliance with Regulation S under the Securities Act; or (iv) such other exemption as may be available from any applicable registration requirements.

To the extent that the offering, issuance, and distribution of any shares of New Common Equity pursuant to the Plan is in reliance upon section 1145 of the Bankruptcy Code, it is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of the New Common Equity. Such shares of New Common Equity to be issued under the Plan pursuant to section 1145 of the Bankruptcy Code (i) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) subject to the terms of the New Organizational Documents, will be freely tradable and transferable by any initial recipient thereof that (a) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (b) has not been such an “affiliate” within 90 days of such transfer, and (c) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code. All shares of New Common Equity issued pursuant to the Plan that are not issued in reliance on section 1145 of the Bankruptcy Code will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder under the Securities Act, or such other exemption as may be available from any applicable registration requirements.

All shares of New Common Equity issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom. The New Common Equity underlying the MIP will be issued pursuant to a registration statement or an available exemption from registration under the Securities Act and other applicable law.

The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of Reorganized WW’s New Common Equity through the facilities of the Depository Trust Company (“DTC”), the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Final Order with respect to the treatment of such applicable portion of Reorganized WW’s New Common Equity, as applicable, and such Plan or Final Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC and any transfer agent or similar agent shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether Reorganized WW’s New Common Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC and any transfer agent or similar agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether Reorganized WW’s New Common Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

J.	Cancellation of Certain Existing Security Interests

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the Holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors (as applicable) any termination statements, instruments of satisfaction or releases of all security interests with respect to its Allowed Other Secured Claim that may reasonably be required in order to terminate any related financing statements, mortgages, mechanic’s liens or lis pendens and take any and all other steps reasonably requested by the Debtors or the Reorganized Debtors that are necessary to cancel and/or extinguish any Liens or security interests securing such Holder’s Other Secured Claim.

K.	Management Incentive Plan

On or after the Effective Date, the New Board shall be authorized to adopt and institute the MIP, enact and enter into related policies and agreements, and distribute New Common Equity to participants, in each case, based on the terms and conditions set forth in the Restructuring Support Agreement.

L.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the New Board and any other board of directors or managers of any of the Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute, deliver, file or record such agreements, securities, instruments, releases and other documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the Restructuring Transactions, including the New Term Loan Documents and any New Organizational Documents of the Reorganized Debtors in the name of and on behalf of one or more of the Reorganized Debtors, without the need for any approvals, authorization or consents except those expressly required pursuant to the Plan.

M.	Vesting of Assets in the Reorganized Debtors

Except as provided elsewhere in the Plan, the Plan Supplement, or in the Confirmation Order, on or after the Effective Date, all property and assets of the Debtors’ Estates (including Causes of Action and Avoidance Actions, but only to the extent such Causes of Action and Avoidance Actions have not been waived or released pursuant to the terms of the Plan, pursuant to an order of the Bankruptcy Court, or otherwise) and any property and assets acquired by the Debtors pursuant to the Plan, will vest in the Reorganized Debtors, free and clear of all Liens or

Claims. Except as may be otherwise provided in the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan, the Confirmation Order or the New Organizational Documents.

N.	Release of Liens, Claims and Existing Equity Interests

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, concurrently with the applicable distributions made pursuant to the Plan, all Liens, Claims or Existing Equity Interests in or against the property of the Estates will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Entity. Any Entity holding such Liens, Claims, or Existing Equity Interests will, if necessary, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors and shall incur no liability to any Entity in connection with its execution and delivery of any such instruments.

On the Effective Date, in exchange for the treatment described herein and as set forth in Article III.C, the First Lien Credit Agreement Claims and the Senior Secured Notes Claims shall be discharged, the Liens on the Collateral (as defined in each of the First Lien Credit Agreement and/or the Senior Secured Notes Indenture) shall be released and the First Lien Credit Agreement and Senior Secured Notes Indenture shall be cancelled and be of no further force or effect.

O.	Cancellation of Stock, Certificates, Instruments and Agreements

On the Effective Date, except as provided below, all stock, units, instruments, certificates, agreements and other documents evidencing the Existing Equity Interests will be cancelled, and the obligations of the Debtors thereunder or in any way related thereto will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or any requirement of further action, vote or other approval or authorization by any Person. On the Effective Date, the First Lien Credit Agreement Agent will be released and discharged from any further responsibility under the First Lien Credit Agreement. On the Effective Date, the Senior Secured Notes Indenture Trustee will be released and discharged from any further responsibility under the Senior Secured Notes Indenture; provided, however, that notwithstanding confirmation or the occurrence of the Effective Date, the First Lien Credit Agreement and Senior Secured Notes Indenture shall continue in effect solely for purposes of (i) allowing Holders of Allowed Claims to receive distributions under the Plan, (ii) allowing and preserving the rights of the Distribution Agent to make or receive distributions pursuant to the Plan and to take other actions pursuant to the terms of the Plan on account of Allowed Claims, (iii) preserving the Agents’ exercise of their rights, claims, causes of action, and interests (including their rights, if any, to compensation and indemnification) as against any money or property distributable to the holders of First Lien Credit Agreement Claims and Senior Secured Notes Claims, including permitting the Agents to maintain, enforce, and exercise any charging liens against such distributions, (iv) preserving all rights, including rights of enforcement, of the Agents against any person other than a Released Party, including with respect to indemnification or contribution from the holders of the First Lien Credit Agreement Claims, and Senior Secured Notes Claims pursuant and subject to the terms of the First Lien Credit Agreement and the Senior Secured Notes Indenture as in effect on the Effective Date, (v) permitting the Agents to enforce any obligation (if any) owed to the other Agent, under the Plan, (vi) permitting the Agents to appear in these Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court relating to the First Lien Credit Agreement or the Senior Secured Notes Indenture, as applicable, in furtherance of the foregoing, (vii) the Agents to assert any rights with respect to any contingent obligations under the First Lien Credit Agreement or contingent obligations under the Senior Secured Notes Indenture, as applicable, and (viii) permitting the Agents to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan. The Agents, without any further action or approval of the Bankruptcy Court or any holders of Claims, shall each be automatically and fully discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Agents and their representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the Agents shall be relieved of and released from any obligations and duties arising thereunder.

P.	Preservation and Maintenance of Debtors’ Causes of Action

(i)	Maintenance of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, except as otherwise provided in Article XI or elsewhere in the Plan or the Confirmation Order, or in any contract, instrument, release or other agreement entered into in connection with the Plan, on and after the Effective Date, the Reorganized Debtors shall retain any and all rights to commence, pursue, litigate or settle, as appropriate, any and all Causes of Action of the Debtors, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal, including in an adversary proceeding filed in these Chapter 11 Cases. The Reorganized Debtors, as the successors in interest to the Debtors and their Estates, may, in their sole and absolute discretion, and will have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all such Causes of Action, without notice to or approval from the Bankruptcy Court. The Reorganized Debtors or their respective successor(s) may pursue such retained claims, rights or Causes of Action, suits or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their respective successor(s) who hold such rights.

(ii)	Preservation of All Causes of Action Not Expressly Settled or Released

Unless a Cause of Action against a Holder of a Claim or an Existing Equity Interest or other Entity is (i) expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order, or (ii) subject to the discharge and injunction provisions in Article XI of the Plan, and the Confirmation Order, in the case of each of clauses (i) and (ii), the Debtors and the Reorganized Debtors, as applicable, expressly reserve such Cause of Action for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches will apply to such Causes of Action upon or after the Confirmation of the Plan or the Effective Date of the Plan based on the Plan or the Confirmation Order. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.

Q.	Exemption from Certain Transfer Taxes

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any transfers or mortgages from or by the Debtors to the Reorganized Debtors or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, UCC filing or recording fee, regulatory filing or recording fee or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the following instruments or other documents without the payment of any such tax or governmental assessment. Such exemption under section 1146(a) of the Bankruptcy Code specifically applies to (i) the creation of any mortgage, deed of trust, Lien or other security interest; (ii) the making or assignment of any lease or sublease; (iii) any Restructuring Transaction; (iv) the issuance, distribution and/or sale of any of the New Common Equity and any other securities of the Debtor or the Reorganized Debtor; or (v) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan.

R.	Certain Tax Matters

The Debtors and the Required Consenting Creditors will work together in good faith to structure and implement the Restructuring Transactions and the transactions related thereto in a tax-efficient and advantageous structure. In connection with the issuance of the New Common Equity, Reorganized WW (or such other entity determined by the Required Consenting Creditors) shall be an entity that will be classified as a corporation for U.S. federal income tax purposes (and applicable state and local tax purposes).

For U.S. federal income and all other applicable tax purposes, (i) the Initial Reallocation and the Subsequent Reallocation shall be treated as a single and integrated transaction such that the Holders of First Lien Claims received a net amount of New Common Equity from the Company in exchange for the release of the First Lien Claims taking into account the Initial Reallocation and the Subsequent Reallocation and (ii) no transaction shall be treated as occurring between any of the Holders of First Lien Claims and Holders of Existing Equity Interests with respect to the Initial Reallocation and Subsequent Reallocation.

The Plan Supplement shall include a Restructuring Steps Plan, that shall outline the steps, considerations, treatment of intercompany claims and interests, and agreed funding, as applicable, for any Affiliate of the Debtors, including, for the avoidance of doubt, any foreign non-Debtor Affiliate.

S.	Distributions

Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Debtors or Reorganized Debtors to make payments required pursuant to the Plan (if any) will be paid from the Cash balances of the Debtors or the Reorganized Debtors. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors, as applicable, or any designated Affiliates of the Reorganized Debtors on their behalf.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS

AND UNEXPIRED LEASES

A.	Debtors Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan or in the Plan Supplement, as of the Effective Date, each Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, without the need for any further notice to or action, order or approval of the Bankruptcy Court, unless such Executory Contract or Unexpired Lease: (i) was assumed or rejected previously by such Debtor; (ii) expired or terminated pursuant to its own terms prior to the Effective Date; (iii) is the subject of a motion to reject filed on or before the Effective Date or (iv) is included on the Schedule of Rejected Contracts which may be amended from time to time by the Debtors with the consent of the Ad Hoc Group Advisors (not to be unreasonably withheld) to add or remove Executory Contracts and Unexpired Leases (such amendments to be filed and served on a further Plan Supplement from time to time), in which case such Executory Contracts and Unexpired Leases shall be deemed rejected on the Confirmation Date. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to one or more Reorganized Debtors. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions and assignments.

To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed, or amended and assumed, and, in either case, potentially assigned, restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption, or amendment and assumption, and, in either case, the potential assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests. Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during these Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Reorganized Debtors shall satisfy any monetary defaults under any Executory Contract or Unexpired Lease to be assumed hereunder, to the extent required by section 365(b)(1) of the Bankruptcy Code, upon assumption thereof in the ordinary course of business. If a counterparty to any Executory Contract or Unexpired Lease believes any amounts are due as a result of such Debtor’s monetary default thereunder, it shall assert a Cure Claim against the Debtors or Reorganized Debtors, as applicable, in the ordinary course of business, subject to all defenses the Debtors or Reorganized Debtors may have with respect to such Cure Claim. Any Cure Claim shall be deemed fully satisfied, released and discharged upon payment by the Reorganized Debtors of the applicable Cure Claim. The Debtors, with the consent of the Required Consenting Creditors (not to be unreasonably withheld), or the Reorganized Debtors, as applicable, may settle any Cure Claims without any further notice to or action, order or approval of the Bankruptcy Court.

As set forth in the notice of the Confirmation Hearing, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan, including an objection regarding the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), must have been filed with the Bankruptcy Court by the deadline set by the Bankruptcy Court for objecting to Confirmation of the Plan, or such other deadline as may have been established by order of the Bankruptcy Court. To the extent any such objection is not determined by the Bankruptcy Court at the Confirmation Hearing, such objection may be heard and determined at a subsequent hearing. Any counterparty to an Executory Contract or Unexpired Lease that did not timely object to the proposed assumption of any Executory Contract or Unexpired Lease by the deadline established by the Bankruptcy Court will be deemed to have consented to such assumption.

In the event of a dispute regarding (i) the amount of any Cure Claim, (ii) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption or the payment of Cure Claims required by section 365(b)(1) of the Bankruptcy Code, payment of a Cure Claim, if any, shall occur as soon as reasonably practicable after entry of a Final Order or Final Orders resolving such dispute and approving such assumption. The Debtors (with the reasonable consent of the Required Consenting Creditors), or Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any unresolved dispute or upon a resolution of such dispute that is unfavorable to the Debtors or Reorganized Debtors.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, and full payment of any applicable Cure Claims pursuant to the Plan, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or non-monetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the date that the Reorganized Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

C.	Assumption of Insurance Policies

Notwithstanding anything in the Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Reorganized Debtors shall be deemed to have assumed all insurance policies and any agreements, documents and instruments related thereto, including all D&O Liability Insurance Policies. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation shall not discharge, impair or otherwise modify any indemnity obligations presumed or otherwise referenced in the foregoing insurance policies, including the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be filed, and shall survive the Effective Date.

After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce, modify or restrict in any way, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect or purchased as of the Petition Date, and all members, managers, directors and officers of the Reorganized Debtors who served in such capacity at any time prior to the Effective Date or any other individuals covered by such D&O Liability Insurance Policy shall be entitled to the full benefits of any such policy for the full term of such policy (and all tail coverage related thereto) regardless of whether such members, managers, directors and/or officers remain in such positions after the Effective Date.

D.	Indemnification

The indemnification provisions in any Indemnification Agreement with respect to or based upon any act or omission taken or omitted by an indemnified party in such indemnified party’s capacity under such Indemnification Agreement will be Reinstated (or assumed, as the case may be) and will survive effectiveness of the Plan. All such obligations are treated as and deemed to be Executory Contracts to be assumed by the Debtors pursuant to Article VI.A of the Plan. Notwithstanding the foregoing, nothing shall impair the Reorganized Debtors from prospectively modifying any such indemnification provisions (whether in the bylaws, certificates or incorporate or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts or otherwise) after the Effective Date, for indemnification claims and/or rights arising after the Effective Date.

E.	Severance Agreements and Compensation and Benefit Programs; Employment Agreements

Except as otherwise provided in the Plan, the Plan Supplement or any order of the Bankruptcy Court, all severance policies, all severance arrangements and all compensation and benefit plans, policies, and programs of the Debtors generally applicable to their employees and retirees, including all savings plans, retirement plans, healthcare plans, disability plans, severance agreements and arrangements, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans, are treated as Executory Contracts under the Plan and on the Effective Date will be assumed by the Reorganized Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

F.	Workers’ Compensation Benefits

Except as otherwise provided in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors will continue to honor their obligations under: (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds and any other policies, programs, and plans regarding or relating to workers’ compensation and workers’ compensation insurance; all such contracts and agreements are treated as Executory Contracts under the Plan and on the Effective Date will be assumed by the Reorganized Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan will not impair or otherwise modify any rights of the Reorganized Debtors under any such contracts, agreements, policies, programs or plans regarding or relating to workers’ compensation or workers’ compensation insurance.

G.	Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtors, Reorganized Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that the Debtors or Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors, with the consent of the Required Consenting Creditors (not to be unreasonably withheld), or Reorganized Debtors, as applicable, shall have forty-five (45) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease effective as of the Confirmation Date or such other date the Reorganized Debtors deem appropriate.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distribution Record Date

Except as otherwise provided herein, Distributions hereunder to the Holders of Allowed Claims shall be made to the Holders of such Claims as of the Distribution Record Date. Any transfers of Claims after the Distribution Record Date shall not be recognized for purposes of the Plan unless otherwise provided herein.

B.	Dates of Distributions

Except as otherwise provided in the Plan, on the Effective Date or as promptly as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the Distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided herein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not on a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day but shall be deemed to have been completed as of the required date. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, penalties, dividends or accruals on the Distributions provided for therein, regardless of whether Distributions are delivered on or at any time after the Effective Date.

C.	Distribution Agent

Except as otherwise provided in the Plan, all Distributions under the Plan, including the Distribution of the New Common Equity, shall be made by the Distribution Agent. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of the duties as Distribution Agent unless otherwise ordered by the Bankruptcy Court.

The Distribution Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (ii) make all Distributions contemplated hereby, (iii) empower professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as are necessary and proper to implement the provisions hereof. If the Distribution Agent is an entity other than the Reorganized Debtors, such entity shall be paid its reasonable fees and expenses, including the reasonable fees and expenses of its attorneys or other professionals.

D.	Cash Distributions

Distributions of Cash may be made either by check drawn on a domestic bank or wire transfer from a domestic bank, at the option of the Reorganized Debtors.

E.	Rounding of Payments

Unless otherwise set forth herein, whenever the payment or Distribution of a fraction of a dollar would otherwise be called for, the actual payment or Distribution shall reflect a rounding down of such fraction to the nearest whole dollar or zero if the amount is less than one dollar.

No fractional equity units or shares shall be issued or distributed under the Plan. Each Person entitled to receive New Common Equity shall receive the total number of whole units or shares of New Common Equity to which such Person is entitled. Whenever any Distribution to a particular Person would otherwise call for the Distribution of a fraction of a share of New Common Equity, the actual Distribution of units or shares of such Existing Equity Interests shall be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number, and (ii) fractions less than 1/2 shall be rounded to the next lower whole number, at the Debtors’ or Reorganized Debtors’ discretion with the consent of the Ad Hoc Group Advisors. The total number of shares of New Common Equity to be distributed under the Plan shall be adjusted as necessary to account for the rounding provided herein. No consideration shall be provided in lieu of fractional shares that are rounded down. For the avoidance of doubt, in connection with a distribution through the facilities of DTC for non-elected positions, DTC shall be considered a single Holder for purposes of the distribution of New Common Equity. In connection with the distribution of New Common Equity for electing positions, distributions will be made at the beneficial owner level in accordance with the elections received thereto.

Distributions of New Term Loans will be rounded down to the nearest cent.

To the extent Cash, shares, stock or units that are to be distributed under the Plan remain undistributed as a result of the rounding down of such fraction to the nearest whole dollar or whole number of shares, stock or units, such Cash, shares, stock or units shall be treated as an Unclaimed Distribution under the Plan.

The Debtors, with the consent of the Ad Hoc Group Advisors, reserve the right to adjust the rounding conventions discussed herein, including the methods used for allocating through DTC.

F.	Allocation Between Principal and Interest

Distributions to any Holder of an Allowed Claim shall be allocated first to the principal amount of any such Allowed Claim, and then, to the extent the consideration exceeds such amount, to the remainder of such Claim comprising interest accrued through the Effective Date, if any (but solely to the extent that interest is an allowable portion of such Allowed Claim).

G.	Distribution Procedures

The Distribution Agent shall make all distributions of Cash or other property required under the Plan unless the Plan specifically provides otherwise. All Cash and other property held by the Reorganized Debtors for Distribution under the Plan shall not be subject to any claim by any Person, except as provided under the Plan.

All Distributions to Holders on account of Allowed First Lien Credit Agreement Claims shall be deemed completed when made to, or at the direction of, the First Lien Credit Agreement Agent, which shall be deemed to be the Holder of such Claims for purposes of Distributions to be made under this Plan. The First Lien Credit Agreement Agent shall hold and/or direct such Distributions for the benefit of the holders of the foregoing Allowed First Lien Credit Agreement Claims. The First Lien Credit Agreement Agent shall not incur any liability whatsoever on account of any Distributions under the Plan except for actual fraud, gross negligence or willful misconduct. If the First Lien Credit Agreement Agent is unable to make, or consent to the Reorganized Debtors making, such Distributions, the Reorganized Debtors or an authorized Disbursing Agent, with the First Lien Credit Agreement Agent’s cooperation, shall make such Distribution. The First Lien Credit Agreement Agent shall have no duties, obligations, or responsibilities with respect to any form of Distribution to holders of the foregoing Allowed Claims that is not DTC-eligible, and the Reorganized Debtors shall make such Distributions. For the avoidance of doubt, all Distributions referenced in this paragraph shall be subject to any charging liens exercised by the First Lien Credit Agreement Agent.

All Distributions to Holders on account of Allowed Senior Secured Notes Claims shall be deemed completed when made to or at the direction of the Senior Secured Notes Indenture Trustee, which shall be deemed to be the Holder of such Claims for purposes of Distributions to be made under this Plan. The Senior Secured Notes Indenture Trustee shall hold or direct such Distributions for the benefit of the holders of the foregoing Allowed Senior Secured Notes Claims. The Senior Secured Notes Indenture Trustee shall not incur any liability whatsoever on account of any Distributions under the Plan except for actual fraud, gross negligence or willful misconduct. If the Senior Secured Notes Indenture Trustee is unable to make, or consent to the Reorganized Debtors making, such Distributions, the Reorganized Debtors or an authorized Disbursing Agent, with the Senior Secured Notes Indenture Trustee’s cooperation, shall make such Distribution. The Senior Secured Notes Indenture Trustee shall have no duties, obligations, or responsibilities with respect to any form of Distribution to holders of the foregoing Allowed Claims that is not DTC-eligible, and the Reorganized Debtors shall make such Distributions. For the avoidance of doubt, all Distributions referenced in this paragraph shall be subject to any charging liens exercised by the Senior Secured Notes Indenture Trustee.

Notwithstanding anything to the contrary in the Plan, except as set forth below, the Distribution of the New Common Equity shall be made through the facilities of DTC in accordance with the customary practices of DTC for a Distribution, as and to the extent practicable. In order to receive the portion of its Distribution constituting New Common Equity, each Holder of First Lien Claims shall provide any information, forms, instruments or other document necessary to receive such Distribution through DTC. The Debtors or Reorganized Debtors shall not be required to distribute any New Common Equity through any other method other than the facilities of DTC. Any Holder of First Lien Claims that does not provide requisite information necessary for the Debtors or Reorganized Debtors to make a Distribution of its New Common Equity through DTC prior to such New Common Equity becoming an Unclaimed Distribution may be at risk of forfeiting its Distribution of New Common Equity. Notwithstanding the foregoing, the Debtors, with the consent of the Ad Hoc Group Advisors, may elect to use any other book entry delivery, settlement and depositary service in lieu of DTC as it deems efficient and appropriate (an “Alternative Service”) solely to the extent the New Common Equity are not eligible for deposit through DTC, provided, that delivery of the New Common Equity through an Alternative Service shall not be mandatory.

In connection with the Distribution of the New Common Equity, as applicable, to Holders of Senior Secured Notes Claims, the Senior Secured Notes Indenture Trustee, or the Distribution Agent on the Senior Secured Notes Indenture Trustee’s behalf, shall deliver instructions to DTC instructing DTC to effect Distributions as provided under the Plan with respect to the Senior Secured Notes Claims on the Effective Date. The Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any Distribution on account of an Allowed Senior Secured Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter. For the avoidance of doubt, in connection with a distribution of New Common Equity through the facilities of DTC, distributions will be made at the beneficial owner level in accordance with the elections received thereto.

The Distribution Record Date shall not apply to distributions in respect of securities deposited with DTC and the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC or the Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC, DTC shall be considered a single Holder for purposes of the distribution of New Common Equity.

To receive New Term Loans on the Effective Date, a Holder of Senior Secured Notes Claims (or their custodian on their behalf) must, by the ATOP Deadline, (i) cause DTC to transfer such Holder’s Senior Secured Notes to the Solicitation Agent in accordance with DTC’s ATOP procedures and (ii) submit a properly completed and duly executed information form through the Solicitation Agent’s electronic submission portal.

H.	[Reserved]

I.	[Reserved]

J.	Address for Delivery of Distributions

Distributions to Holders of Allowed Claims, to the extent provided for under the Plan, shall be made (i) at the address set forth on any Proofs of Claim filed by such Holders (to the extent such Proofs of Claim are filed in these Chapter 11 Cases), (ii) at the address set forth in any written notices of address change delivered to the Debtors, (iii) at the address in the Debtors’ books and records or (iv) in accordance with the First Lien Credit Agreement and the Senior Secured Notes Indenture.

K.	Unclaimed Distributions

If the Distribution to the Holder of any Allowed Claim becomes an Unclaimed Distribution, no further Distribution shall be made to such Holder, and the Reorganized Debtors shall have no obligation to make any further Distribution to the Holder.

Such Unclaimed Distribution and such Holder’s rights to the Distribution or any subsequent Distribution shall be deemed forfeited under the Plan. Notwithstanding any federal or state escheat, abandoned or unclaimed property laws to the contrary, such Unclaimed Distribution and any subsequent Distributions on account of such Holder’s Allowed Claim shall be deemed disallowed, discharged and forever barred as unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to and vest in the Reorganized Debtors free of any restrictions thereon. Holders that fail to claim such Unclaimed Distribution shall have no claim whatsoever on account of such Unclaimed Distribution, or any subsequent Distributions, against the Debtors or the Reorganized Debtors or against any Holder of an Allowed Claim to whom Distributions are made by the Reorganized Debtors.

L.	Withholding Taxes

Pursuant to section 346(f) of the Bankruptcy Code, the Reorganized Debtors shall, to the extent applicable, comply with all withholding and reporting requirements imposed by U.S. federal, state or local taxing authorities and shall be entitled to deduct any U.S. federal, state or local withholding taxes from any Distributions made with respect to Allowed Claims, as appropriate. From and as of the Effective Date, the Reorganized Debtors shall comply with all reporting obligations imposed on them by any Governmental Unit in accordance with applicable law with respect to such withholding taxes. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the Distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding Distributions pending receipt of information necessary to facilitate such Distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors may require that the Holder of an Allowed Claim entitled to receive a Distribution pursuant to the Plan provide such Holder’s taxpayer identification number and such other information and certification as may be necessary for the Reorganized Debtors to comply with applicable tax reporting and withholding laws. Notwithstanding the foregoing, each Holder of an Allowed Claim that is to receive a Distribution hereunder shall have the sole and exclusive responsibility for the satisfaction and payment of any income and other tax obligations imposed by any Governmental Unit on account of such Distribution.

M.	No Postpetition Interest on Claims

Unless otherwise specifically an order of the Court, the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Existing Equity Interests, and no Holder of a Claim or Existing Equity Interest shall be entitled to interest, penalties, dividends or other accruals accruing on or after the Petition Date on any such Claim or Existing Equity Interest.

N.	Setoffs

Except as otherwise expressly provided for herein, the Reorganized Debtors may, to the extent permitted under applicable law, setoff against any Allowed Claim and any Distributions to be made pursuant to the Plan on account of such Allowed Claim, the claims, rights and Causes of Action of any nature that the Reorganized Debtors may hold against the Holder of such Allowed Claim that are not otherwise waived, released or compromised in accordance with the Plan; provided, that neither such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claims, rights and Causes of Action that the Reorganized Debtors possesses against such Holder.

O.	Surrender of Cancelled Instruments or Securities

Except as otherwise provided herein, as a condition precedent to receiving any Distribution on account of its Allowed Claim, each Holder of an Allowed Claim in the Voting Class based upon an instrument or other security shall be deemed to have surrendered such instrument, security or other documentation underlying such Claim and all such surrendered instruments, securities and other documentation shall be deemed cancelled pursuant to Article V.N of the Plan.

ARTICLE VIII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Disputed Claims Process

Holders of Claims are not required to file a Proof of Claim with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan. On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be paid in accordance with the Plan and shall survive the Effective Date as if these Chapter 11 Cases had not been commenced. Other than Claims arising from the rejection of an Executory Contract or Unexpired Lease or Subordinated Claim, if the Debtors or the Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if these Chapter 11 Cases had not been commenced and shall survive the Effective Date as if these Chapter 11 Cases had not been commenced. Solely to the extent that an Entity files a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VIII of the Plan. For the avoidance of doubt, there is no requirement to file a Proof of Claim (or move the Court for allowance) to be an Allowed Claim under the Plan. All Proofs of Claim required to be filed by the Plan that are filed after the date that they are required to be filed pursuant to the Plan shall be disallowed and forever barred, estopped and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order or approval of the Bankruptcy Court, unless leave to file is obtained via order of the Bankruptcy Court or the written authorization of the Reorganized Debtors.

B.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (i) settle or compromise any Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; and (ii) administer and adjust the Claims Register to reflect any such settlements, compromises or withdrawals without any further notice to or action, order or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor or its assignor had immediately prior to the Effective Date with respect to any Disputed Claim, including the Causes of Action retained pursuant to Article V.P of the Plan. Notwithstanding anything to the contrary herein, any party in interest may object to a Claim.

C.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed

Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Disputed Claim or contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of Distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate Distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has filed a motion requesting the right to seek reconsideration on or before twenty-one (21) days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not exclusive of each other. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

D.	Amendments to Claims; Adjustment to Claims on Claims Register

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim filed without such prior authorization shall be deemed disallowed in full and expunged without any further action, order or approval of the Bankruptcy Court. Any duplicate Claim or any Claim that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to file an application, motion, complaint, objection or any other legal proceeding seeking to object to such Claim and without any further notice to or action, order or approval of the Bankruptcy Court.

E.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or Distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

F.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim the Distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

G.	No Interest

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final Distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE IX.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions to Effective Date

Effectiveness of the Plan is subject to the satisfaction (or waiver pursuant to Article IX.B below) of each of the following conditions precedent:

(i) the Restructuring Support Agreement shall have been executed, shall not have been terminated and shall remain in full force and effect;

(ii) the Bankruptcy Court shall have entered the Confirmation Order, which shall be a Final Order;

(iii) the Definitive Documents have been executed and/or effectuated, shall be in form and substance materially consistent with the Restructuring Support Agreement, and any conditions precedent related thereto or contained therein, shall have been satisfied prior to or contemporaneously with the occurrence of the Effective Date or otherwise waived;

(iv) the New Organizational Documents shall have been executed and/or effectuated, shall be in form and substance consistent with the Restructuring Support Agreement and otherwise acceptable to the Required Consenting Creditors and the Debtors, and any conditions precedent related thereto, shall have been satisfied prior to or contemporaneously with the occurrence of the Effective Date or otherwise waived;

(v) the New Term Loans and any related documents, including the New Term Loan Documents, shall be in form and substance satisfactory to the Debtors and the Required Consenting Creditors and shall have been executed, delivered, and be in full force and effect with all conditions precedent thereto having been satisfied or waived, on or prior to the Effective Date, other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred;

(vi) the New Common Equity to be issued and/or delivered on the Effective Date shall have been validly issued by Reorganized WW, shall be fully paid and non-assessable, and shall be free and clear of all taxes, liens or other encumbrances, pre-emptive rights, rights of first refusal, subscription rights and similar rights (A) except for any restrictions on transfer as may be imposed by applicable securities Laws and (B) except as may be imposed by or set forth in the New Organizational Documents;

(vii) the Bankruptcy Court shall have entered the Prepack Scheduling Order, and such Order shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

(viii) the Confirmation Order shall have been entered and shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered and all related Plan exhibits and other documents shall have been executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred) contained therein shall have been satisfied or waived in accordance therewith;

(ix) the Bankruptcy Court shall have entered each of the Cash Collateral Orders, the Disclosure Statement Order, and the Confirmation Order, and each of the Disclosure Statement Order and the Confirmation Order shall be consistent with the Restructuring Support Agreement, and otherwise in form and substance acceptable to the Debtors and the Required Consenting Creditors, and each of the Cash Collateral Orders, the Disclosure Statement Order and the Confirmation Order shall not have been stayed, modified or vacated;

(x) there shall not be in effect any (a) order, opinion, ruling, or other decision entered by any court or other governmental unit or (b) U.S. or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan;

(xi) the Restructuring Transactions and all transactions contemplated herein shall have been consummated in a manner consistent in all respects with the Restructuring Support Agreement and the Definitive Documents;

(xii) the Debtors shall have paid or reimbursed all accrued and unpaid Restructuring Expenses;

(xiii) all Professional Fee Claims shall have been paid in Cash or the Professional Fee Reserve Amount shall have been deposited into the Professional Fee Escrow Account;

(xiv) none of these Chapter 11 Cases shall have been converted to a case under chapter 7 of the Bankruptcy Code;

(xv) no Bankruptcy Court order appointing a trustee or examiner with expanded powers shall have been entered and remain in effect under any chapter of the Bankruptcy Code with respect to the Debtors;

(xvi) the Plan shall not have been materially amended, altered, or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration, or modification has been made in accordance with the terms of the Plan and the Restructuring Support Agreement;

(xvii) the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions, and all applicable regulatory or government-imposed waiting periods shall have expired or been terminated;

(xviii) there shall not have been instituted or be pending any action, proceeding, application, claim, counterclaim, or investigation (whether formal or informal) (or there shall not have been any material adverse development to any action, application, claim, counterclaim, or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory, or administrative agency or instrumentality, domestic or foreign, or by any other person, domestic or foreign, in connection with the Restructuring Transactions that, in the reasonable judgment of the Debtors and the Required Consenting Creditors, would prohibit, prevent, or restrict consummation of the Restructuring Transactions;

(xix) counsel to the Ad Hoc Group shall have received evidence of (a) an effective officers’ and directors’ liability insurance and fiduciary liability insurance policy that covers Reorganized WW and all of its subsidiaries, which evidence shall demonstrate that such policy shall be in effect as of the Effective Date and (b) an effective “tail” officers’ and directors’ liability insurance and fiduciary liability insurance policy that covers each of the Debtors, which evidence shall demonstrate that such policy shall be in effect as of the Effective Date.

B.	Waiver of Conditions

The conditions to the Effective Date of the Plan set forth in this Article IX may be waived only if waived in writing by the Debtors and the Required Consenting Creditors, which waiver shall be effective without notice, leave, or order of the Bankruptcy Court; provided, that the condition requiring that the Confirmation Order shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered may not be waived.

C.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

D.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (i) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (ii) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

ARTICLE X.

RETENTION OF JURISDICTION

A.	Retention of Jurisdiction

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over these Chapter 11 Cases and all Entities with respect to all matters related to these Chapter 11 Cases, the Debtors and the Plan as is legally permissible, including jurisdiction to:

(i) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Existing Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any Claim or Existing Equity Interest, including the status of any Claim as a Subordinated Claim; provided, that, for the avoidance of doubt, the Bankruptcy Court’s retention of jurisdiction with respect to such matters shall not preclude the Debtors or the Reorganized Debtors, as applicable, from seeking relief from any other court, tribunal, or other legal forum of competent jurisdiction with respect to such matters;

(ii) grant or deny any applications for allowance of Professional Fee Claims;

(iii) resolve any matters related to the assumption or rejection of any Executory Contract or Unexpired Lease to which any Debtor is party and, if necessary, liquidate any Claims arising therefrom;

(iv) resolve any issues related to any matters adjudicated in these Chapter 11 Cases;

(v) ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(vi) decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending in these Chapter 11 Cases as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date; provided, that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

(vii) resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan, the Confirmation Order, and all orders previously entered into by the Bankruptcy Court, or any Entity’s obligations incurred in connection with the Plan;

(viii) issue and enforce injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Plan;

(ix) enforce the terms and condition of the Plan and the Confirmation Order;

(x) resolve any cases, controversies, suits or disputes with respect to the releases, the exculpations, the indemnification provisions and other provisions contained in Article XI hereof and enter such orders or take such others actions as may be necessary or appropriate to implement, enforce or determine the scope of all such releases, exculpations, injunctions and other provisions;

(xi) enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

(xii) resolve any cases, controversies, suits or disputes that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document adopted or entered into in connection with the Plan, the Plan Supplement or the Disclosure Statement;

(xiii) consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order previously entered by the Bankruptcy Court, including the Confirmation Order;

(xiv) hear and determine matters concerning U.S. state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(xv) hear any other matter not inconsistent with the Bankruptcy Code; and

(xvi) enter an order closing each of these Chapter 11 Cases.

As of the Effective Date, notwithstanding anything in this Article X to the contrary, the New Credit Agreement and the New Organizational Documents shall be governed by the respective jurisdictional provisions therein.

B.	Failure of Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in Article X.A of the Plan, the provisions of this Article X shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XI.

EFFECTS OF CONFIRMATION

A.	Binding Effect

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE PLAN WILL BIND, AND WILL BE DEEMED BINDING UPON, ALL HOLDERS OF CLAIMS AGAINST AND EXISTING EQUITY INTERESTS IN THE DEBTORS, AND EACH HOLDER’S RESPECTIVE SUCCESSORS AND ASSIGNS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT ANY SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR EXISTING EQUITY INTEREST IN THESE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR AFFIRMATIVELY VOTED TO REJECT THE PLAN.

B.	Discharge of the Debtors

Pursuant to section 1141(d) of the Bankruptcy Code and except as otherwise specifically provided in the Definitive Documents, the Plan, the Confirmation Order or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services that employees of the Debtors have performed prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (iii) the holder of such a Claim or Interest has accepted the Plan or voted or abstained from voting on the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date. From and after the Effective Date all Entities will be precluded from asserting against, derivatively on behalf of, or through, the Debtors, the Debtors’ Estates, the Reorganized Debtors, each of their successors and assigns, and each of their assets and properties, any Claims (other than with respect to Claims that are Unimpaired under the Plan) or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Notwithstanding anything to the contrary herein, Confirmation of the Plan shall not release, exculpate, discharge or enjoin the assertion of any rights or Claims of the Debtors’ members (in their capacity as such) against the Debtors, and any all such rights and Claims shall ride through unaffected by the Plan.

C.	Exculpation and Limitation of Liability

Notwithstanding anything contained in this Plan to the contrary, to the fullest extent permissible under applicable law and without affecting or limiting the releases in Article XI.D and XI.E, from the Petition Date until the Effective Date, effective as of the Effective Date, no Exculpated Party shall have or incur liability or obligation for, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the First Lien Credit Agreement Claims, the Senior Secured Notes Claims, cash management arrangements, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support

Agreement and related prepetition transactions, the First Lien Credit Agreement and any facility thereunder, the Senior Secured Notes Indenture and any facility thereunder, the New Term Loan Documents, the New Common Equity, the New Organizational Documents, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the First Lien Credit Agreement, the Senior Secured Notes Indenture, the New Term Loan Documents, the Disclosure Statement, the Plan, the Plan Supplement, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of debt and/or securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place following the Petition Date and on or before the Plan Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability. Notwithstanding the foregoing, nothing in this Article XI.C shall modify the treatment of any Claim or Interest set forth in Article III hereof.

The Exculpated Parties have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. For the avoidance of doubt, without limiting the foregoing, no Exculpated Party will have or incur liability for, and each Exculpated Party will be exculpated from, any Claim or Cause of Action arising prior to the Petition Date in connection with, relating to, or arising out of the solicitation of the Plan, to the extent provided in Section 1125(g) of the Bankruptcy Code.

D.	Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, as applicable, whether known or unknown, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, fixed or contingent, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor, a Reorganized Debtor, their Estates, or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, business, management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, First Lien Credit Agreement Claims, the Senior Secured Notes Claims, cash management arrangements, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any avoidance actions (but excluding avoidance actions brought as counterclaims or defenses to Claims asserted against the Debtors by Released Parties other than the Consenting Creditors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the First Lien Credit Agreement and any facility thereunder, the Senior Secured Notes Indenture and any facility thereunder, the New Term Loan Documents, this Plan (including, for the avoidance of doubt, the Plan Supplement), any other Definitive Document, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the First Lien Credit Agreement (including any amendments thereto), the Senior Secured Notes Indenture (including any amendments or supplements thereto), the New Term Loan Documents, the New Common Equity, the New Organizational Documents, the Plan, the Plan Supplement, any other Definitive Document before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the solicitation of votes on the Plan, the pursuit of Confirmation of the Plan, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of debt, equity and/or other securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date, other than claims or liabilities primarily arising out of any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New Term Loan Documents (including any amendments thereto), the New Organizational Documents or any Claim or obligation arising under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release in this Article XI.D, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the release in this Article XI.D is: (i) in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (ii) a good faith settlement and compromise of the Claims released pursuant to this Article XI.D; (iii) in the best interests of the Debtors and all holders of Claims and Interests; (iv) fair, equitable, and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to this Article XI.D.

E.	Consensual Releases by Holders of Claims and Interests

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party from any and all Claims and Causes of Action, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of any of the foregoing Entities, whether known or unknown, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, fixed or contingent, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, that such Entity would have been entitled to assert (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor, a Reorganized Debtor, or their Estates or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, business, management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the First Lien Credit Agreement Claims, the Senior Secured Notes Claims, cash management arrangements, the assertion or enforcement of rights or remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any avoidance actions (but excluding avoidance actions brought as counterclaims or defenses to

Claims asserted against the Debtors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the First Lien Credit Agreement and any facility thereunder, the Senior Secured Notes Indenture and any facility thereunder, the New Term Loan Documents, the Plan (including, for the avoidance of doubt, the Plan Supplement), any other Definitive Document, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the First Lien Credit Agreement (including any amendments thereto), the Senior Secured Notes Indenture (including any amendments or supplements thereto), the New Term Loan Documents, the New Common Equity, the New Organizational Documents, the Plan, the Plan Supplement, any other Definitive Document before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the solicitation of votes on the Plan, the pursuit of Confirmation of the Plan, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of debt and/or securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, other than claims or liabilities primarily arising out of any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New Term Loan Documents, the New Organizational Documents or any Claim or obligation arising under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release in this Article XI.E, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the release in this Article XI.E is: (i) consensual; (ii) essential to the Confirmation of the Plan; (iii) given in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (iv) a good faith settlement and compromise of the Claims released by this Article XI.E; (v) in the best interests of the Debtors and their Estates; (vi) fair, equitable, and reasonable; (vii) given and made after due notice and opportunity for hearing; and (viii) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to this Article XI.E.

F.	Injunction

Except as otherwise expressly provided in this Plan or the Confirmation Order or for obligations or Distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective Related Parties shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth herein.

G.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors has been associated, solely because such Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of these Chapter 11 Cases (or during these Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in these Chapter 11 Cases.

H.	Provisions Regarding the Securities and Exchange Commission

Notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan, and/or the Confirmation Order, no provision of the Plan and/or the Confirmation Order shall

(i) preclude the United States Securities and Exchange Commission (the “SEC”) from enforcing its police or regulatory powers; or (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any Claims, Causes of Action, proceedings or investigations against any non-Debtor person or non-Debtor Entity in any forum.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Modification of Plan

Subject in all respects to the limitations in the Restructuring Support Agreement and this Plan: (i) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend, supplement, amend and restate, or otherwise modify the Plan prior to the entry of the Confirmation Order; (ii) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, after notice and hearing and entry of an order of the Bankruptcy Court, amend, supplement, amend and restate, or otherwise modify the Plan in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; and (iii) a Holder of a Claim or Existing Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as amended, supplemented, amended and restated, or otherwise modified, if the proposed amendment, supplement, amendment and restatement, or other modification does not materially and adversely change the treatment of the Claim or Existing Equity Interest of such Holder, or release any claims or liabilities reserved by such Holder under the Plan. Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019. Prior to the Effective Date, the Debtors may make appropriate technical adjustments to the Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments or modifications shall be satisfactory to the Required Consenting Creditors. Notwithstanding anything to the contrary contained herein, the Debtors or the Reorganized Debtors, as applicable, shall not amend or modify the Plan other than in accordance with the Restructuring Support Agreement.

B.	Revocation of Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent chapter 11 plans, but without prejudice to the respective parties’ rights under the Restructuring Support Agreement. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then: (i) the Plan shall be null and void in all respects; (ii) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (iii) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Existing Equity Interests in, the Debtors or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity.

C.	Severability of Plan Provisions

If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted and the Debtors, with the consent of the Required Consenting Creditors, may amend, supplement, amend and restate, or otherwise modify the Plan to correct the defect, by amending or deleting the offending provision or otherwise, or may withdraw the Plan. Notwithstanding any such holding of the Bankruptcy Court, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D.	Successors and Assigns

The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, designee, successor or assign of that Person or Entity.

E.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in these Chapter 11 Cases, either by virtue of sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, shall remain in full force and effect until the Effective Date has occurred.

F.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and the Effective Date shall have occurred. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (i) the Debtors with respect to the Holders of Claims or Existing Equity Interests or other Entity; or (ii) any Holder of a Claim or Existing Equity Interest or other Entity, in each case, prior to the Effective Date.

Except as otherwise provided in the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including any affirmative Causes of Action against parties with a relationship with the Debtors. The Reorganized

Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

G.	Ipso Facto and Similar Provisions Ineffective

Any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on (i) the insolvency or financial condition of a Debtor, (ii) the commencement of the Chapter 11 Cases, (iii) the confirmation or consummation of the Plan, including any change of control that shall occur as a result of such consummation, or (iv) the Restructuring Transactions.

H.	Notices

Any notice, request, or demand required or permitted to be made or provided to or upon the Debtors or any of the Consenting Creditors under the Plan shall be (i) in writing; (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) facsimile transmission or (e) email transmission; and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile or email transmission, upon confirmation of transmission, addressed as follows:

If to the Debtors:

WW International, Inc.

675 Avenue of the Americas, 6th Floor

New York, NY 10010

Attention: Ms. Jacqueline Cooke

E-mail address: jacquie.cooke@ww.com

Telephone: +1 (212) 589-2858

with a copy to (which shall not constitute notice):

Counsel to the Debtors:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Elisha Graff (egraff@stblaw.com)

Kenneth Wallach (kwallach@stblaw.com)

Marisa Stavenas (mstavenas@Stblaw.com)

Moshe A. Fink (moshe.fink@stblaw.com)

Rachael Foust (rachael.foust@stblaw.com)

Zachary Weiner (zachary.weiner@stblaw.com)

Telephone: +1 (212) 455-2000

Fax: +1 (212) 455-2502

– and –

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, DE 19801

Attn: Edmon L. Morton, Esq. (emorton@ycst.com)

Sean Beach, Esq. (sbeach@ycst.com)

Shella Borovinskaya (sborovinskaya@ycst.com)

Telephone: +1 (302) 571-6600

Fax: +1 (302) 571-1253

If to a Consenting Creditor:

Gibson Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn: Scott J. Greenberg (SGreenberg@gibsondunn.com)

Matthew J. Williams (mjwilliams@gibsondunn.com)

Jason Goldstein (jgoldstein@gibsondunn.com)

– and –

Pachulski Stang Ziehl & Jones LLP

919 North Market Street, 17th Floor

Wilmington, DE 19801

Attn: Laura Davis Jones (ljones@pszjlaw.com)

I.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

J.	Exhibits

All exhibits and schedules to the Plan, including the Exhibits, are incorporated and are a part of the Plan as if set forth in full herein.

K.	No Strict Construction

The Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Consenting Creditors and their respective professionals. Each of the foregoing was represented by counsel of its choice who either (i) participated in the formulation and documentation of, or (ii) was afforded the opportunity to review and provide comments on, the Plan, the Plan Supplement, the Disclosure Statement, and the agreements and documents contemplated therein or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of the Plan, the Plan Supplement, the Disclosure Statement, and the documents contemplated thereunder and related thereto.

L.	Conflicts

In the event of a conflict between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of a conflict between the Confirmation Order and the Plan, the Confirmation Order shall control.

M.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the Plan shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the Holders of Claims and Existing Equity Interests, the Exculpated Parties, the Released Parties, and each of their respective successors and assigns.

N.	Entire Agreement

On the Effective Date, this Plan and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into this Plan.

O.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases. Furthermore, the Solicitation Agent is authorized to destroy all paper/hardcopy records related to this matter two (2) years after the Effective Date has occurred.

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Dated: May 30, 2025	WW INTERNATIONAL, INC.

	By:	Felicia DellaFortuna